Filed pursuant to Rule 424(b)(5)
Registration No.: 333-215400

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee (2)
Common Stock, par value $0.001 per share	2,113,582	$54.41	$114,999,996.62	$14,317.50

(1)	Includes 275,684 shares of common stock of the registrant that may be offered and sold pursuant to the exercise in full of the underwriters’ option to purchase additional shares.
(2)	Calculated pursuant to Rule 457(o) and Rule 457(r) under the Securities Act of 1933, as amended (the “Securities Act”), and relates to the Registration Statement on Form S-3 (File No. 333-215400) initially filed by the Registrant on January 3, 2017, as amended by Post-Effective Amendment No. 1 thereto filed on April 16, 2018. The fee in connection with the offering pursuant to this prospectus supplement has been paid in accordance with Rule 456(b) under the Securities Act.

Prospectus Supplement

(To Prospectus dated April 16, 2018)

1,837,898 shares

COMMON STOCK

We are offering 1,837,898 shares of our common stock as described in this prospectus supplement and the accompanying prospectus. Concurrently with this offering, we are also offering to the public our 1.25% Convertible Senior Notes due 2025, or the notes, in the aggregate principal amount of $300,000,000 (or $345,000,000 if the underwriters for the concurrent offering exercise in full their option to purchase additional notes), which we refer to herein as the “Concurrent Offering”, pursuant to a separate prospectus supplement. This prospectus supplement and the accompanying prospectus are not an offer to sell or a solicitation of an offer to buy any securities being offered in the Concurrent Offering. We cannot assure you that the Concurrent Offering will be completed. The completion of this offering is not contingent on the closing of the Concurrent Offering (nor is the completion of the Concurrent Offering contingent on the closing of this offering).

Our common stock is listed on the Nasdaq Global Select Market under the symbol “CLVS.” On April 16, 2018 the last reported sale price of our common stock on the Nasdaq Global Select Market was $54.41 per share.

	Per Share	Total
Public offering price	$54.410000	$100,000,030.18
Underwriting discounts and commissions(1)	$3.128575	$5,750,001.74
Proceeds to Clovis, before expenses	$51.281425	$94,250,028.44

(1)	We refer you to “Underwriting” beginning on page S-26 of this prospectus supplement for additional information regarding underwriting compensation.

We have granted the underwriters an option for a period of 30 days to purchase up to an additional 275,684 shares of our common stock.

Investing in our common stock involves risks. See “Risk Factors” on page S-6 of this prospectus supplement and any other risk factors included in the accompanying prospectus and in the documents incorporated by reference in this prospectus supplement or the accompanying prospectus for a discussion of the factors you should carefully consider before deciding to purchase shares of our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the shares on or about April 19, 2018.

Book-Running Managers

J.P. Morgan	BofA Merrill Lynch

April 16, 2018

PROSPECTUS SUPPLEMENT

PROSPECTUS

ABOUT THIS PROSPECTUS SUPPLEMENT

This prospectus supplement and the accompanying prospectus dated April 16, 2018 are part of a registration statement, as amended, that we filed with the Securities and Exchange Commission, or the SEC, using a “shelf” registration process. Under this shelf registration process, we may from time to time offer to sell shares of common stock in one or more offerings. We provide information to you about this offering of shares of our common stock in two separate documents that are bound together: (1) this prospectus supplement, which describes the specific details regarding this offering; and (2) the accompanying prospectus, which provides general information, some of which may not apply to this offering. Generally, when we refer to this “prospectus,” we are referring to both documents combined. If information in this prospectus supplement is inconsistent with the accompanying prospectus, you should rely on this prospectus supplement. However, if any statement in one of these documents is inconsistent with a statement in another document having a later date—for example, a document incorporated by reference in the accompanying prospectus—the statement in the document having the later date modifies or supersedes the earlier statement as our business, financial condition, results of operations and prospects may have changed since the earlier dates. You should read this prospectus supplement, the accompanying prospectus, the documents and the information incorporated by reference in this prospectus supplement and the accompanying prospectus, and any free writing prospectus that we have authorized for use in connection with this offering when making your investment decision. You should also read and consider the information in the documents we have referred you to under the headings “Where You Can Find More Information and “Incorporation by Reference.”

This prospectus supplement may not be used to consummate a sale of our common stock unless it is accompanied by the accompanying prospectus.

You should rely only on the information contained in or incorporated by reference in this prospectus supplement, the accompanying prospectus or any related free writing prospectus filed by us with the SEC. We have not authorized anyone to provide you with different information. This prospectus supplement and the accompanying prospectus do not constitute an offer to sell or the solicitation of an offer to buy our common stock other than our common stock described in this prospectus supplement or an offer to sell or the solicitation of an offer to buy our common stock in any circumstances in which such offer or solicitation is unlawful. You should assume that the information appearing in this prospectus supplement, the accompanying prospectus, the documents incorporated by reference and any related free writing prospectus is accurate only as of their respective dates. Our business, financial condition, results of operations and prospects may have changed materially since those dates.

Clovis Oncology®, the Clovis logo and Rubraca® are trademarks of Clovis Oncology, Inc. in the United States and in other selected countries. All other brand names or trademarks appearing in this prospectus supplement are the property of their respective holders. Unless the context requires otherwise, references in this prospectus supplement to “Clovis,” the “Company,” “we,” “us,” and “our” refer to Clovis Oncology, Inc. together with its consolidated subsidiaries.

S-i

WHERE YOU CAN FIND MORE INFORMATION

We file reports and proxy statements with the SEC. These filings include our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and proxy statements on Schedule 14A, as well as any amendments to those reports and proxy statements, and are available free of charge through our website as soon as reasonably practicable after we file them with, or furnish them to, the SEC. Once at www.clovisoncology.com, go to Investors & News to locate copies of such reports and proxy statements. Our website and the information contained on, or that can be accessed through, the website will not be deemed to be incorporated by reference in, and are not considered part of, this prospectus supplement or the accompanying prospectus. You should not rely on any such information in making your decision whether to purchase our common stock. You may also read and copy materials that we file with SEC at the SEC’s Public Reference Room at 100 F Street, NE, Washington, DC 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains a website at www.sec.gov that contains reports, proxy and information statements and other information regarding us and other issuers that file electronically with the SEC.

We have filed with the SEC a registration statement on Form S-3 under the Securities Act of 1933, as amended, or the Securities Act, relating to the shares of our common stock being offered by this prospectus. This prospectus supplement and the accompanying prospectus, which constitute part of that registration statement, do not contain all of the information set forth in the registration statement or the exhibits and schedules which are part of the registration statement. For further information about us and the common stock offered, see the registration statement and the exhibits and schedules thereto. Statements contained in this prospectus supplement or the accompanying prospectus regarding the contents of any contract or any other document to which reference is made are not necessarily complete, and, in each instance where a copy of a contract or other document has been filed as an exhibit to the registration statement, reference is made to the copy so filed, each of those statements being qualified in all respects by the reference.

S-ii

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus supplement the information we file with the SEC in other documents, which means that we can disclose important information to you by referring you to those documents instead of having to repeat the information in this prospectus supplement. The information incorporated by reference is considered to be part of this prospectus supplement and the accompanying prospectus, and later information that we file with the SEC will automatically update and supersede such information. We incorporate by reference the documents listed below and any future information filed (rather than furnished) with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, between the date of this prospectus supplement and the date we close or otherwise terminate this offering; provided, however, that we are not incorporating any information furnished under Item 2.02 or Item 7.01 of any Current Report on Form 8-K:

•	our Annual Report on Form 10-K for the year ended December 31, 2017, as filed with the SEC on February 27, 2018;

•	our Definitive Proxy Statement on Schedule 14A, as filed with the SEC on April 26, 2017, and the additional definitive proxy soliciting materials, as filed with the SEC on April 26, 2017;

•	our Current Reports on Form 8-K, as filed with the SEC on July 7, 2017 and April 10, 2018; and

•

the description of our common stock contained in our registration statement on Form 8-A, as filed with the SEC on November 10, 2011, including any amendments or reports filed for the purpose of updating the description.

We will furnish without charge to you a copy of any or all of the documents incorporated by reference, including exhibits to these documents, upon written or oral request. Direct your written request to: Investor Relations, Clovis Oncology, Inc., 5500 Flatiron Parkway, Suite 100, Boulder, Colorado 80301, or contact Investor Relations at (303) 625-5000.

A statement contained in a document incorporated by reference into this prospectus supplement or the accompanying prospectus shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this or any other prospectus supplement, or in any other subsequently filed document which is also incorporated in this prospectus supplement modifies or replaces such statement. Any statements so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement or the accompanying prospectus.

S-iii

PROSPECTUS SUPPLEMENT SUMMARY

The following summary highlights information about us and this offering. This summary does not contain all of the information that may be important to you. You should read and carefully consider the following summary together with the entire prospectus supplement, the accompanying prospectus, the information incorporated by reference in this prospectus supplement and the accompanying prospectus, and any free writing prospectus that we have authorized for use in connection with this offering, before deciding to invest in our common stock. Some of the statements in this prospectus supplement constitute forward-looking statements that involve risks and uncertainties. See “Cautionary Note Regarding Forward-Looking Statements.” Our actual results could differ materially from those anticipated in such forward-looking statements as a result of certain factors, including those discussed in the “Risk Factors” and other sections of this prospectus supplement.

About Clovis

We are a biopharmaceutical company focused on acquiring, developing and commercializing innovative anti-cancer agents in the United States, Europe and additional international markets. We target our development programs for the treatment of specific subsets of cancer populations, and simultaneously develop, with partners, diagnostic tools intended to direct a compound in development to the population that is most likely to benefit from its use.

Our marketed product Rubraca® (rucaparib) is approved in the United States by the Food and Drug Administration, or FDA, for two indications, encompassing two settings for the treatment of recurrent epithelial ovarian, fallopian tube or primary peritoneal cancer.

Beyond our initial labeled indication, we have a robust Rubraca clinical development program underway in a variety of solid tumor types, also including prostate and bladder cancers, and in July 2017, we entered into a broad clinical collaboration with Bristol-Myers Squibb Company to evaluate the combination of their immunotherapy Opdivo® (nivolumab) with Rubraca in several tumor types. We hold worldwide rights for Rubraca.

We have built our organization to support innovative oncology drug development for the treatment of specific subsets of cancer populations. To implement our strategy, we have assembled an experienced team with core competencies in global clinical and non-clinical development, regulatory operations and commercialization in oncology, as well as conducting collaborative relationships with companies specializing in companion diagnostic development.

We were incorporated under the laws of the State of Delaware in April 2009. Our principal executive offices are located at 5500 Flatiron Parkway, Suite 100, Boulder, Colorado 80301, and our telephone number is (303) 625-5000. Our website address is www.clovisoncology.com. Our website and the information contained on, or that can be accessed through, the website will not be deemed to be incorporated by reference in, and are not considered part of, this prospectus. You should not rely on any such information in making your decision whether to purchase our securities.

Recent Developments

On April 6, 2018, we announced that the FDA has approved Rubraca® tablets for the maintenance treatment of adult patients with recurrent epithelial ovarian, fallopian tube, or primary peritoneal cancer who are in a complete or partial response to platinum-based chemotherapy. FDA granted regular approval for Rubraca in this second, broader and earlier-line indication on a priority review timeline based on positive data from the ARIEL3 clinical trial. Diagnostic testing is not required for patients to be prescribed Rubraca in this maintenance treatment indication.

In addition, the FDA converted the initial Rubraca treatment indication approval that we received in December 2016, from accelerated to regular approval.

Rubraca has been included as part of the National Comprehensive Cancer Network, or NCCN, Clinical Practice Guidelines in Oncology Ovarian Cancer version 1.2018, as maintenance therapy for patients with platinum-sensitive epithelial ovarian, fallopian tube and primary peritoneal cancer who are in partial or complete response after completion of two or more lines of platinum-based therapy. The NCCN designated Rubraca as a category 2A treatment, which is the second highest category of evidence and consensus indicating that based upon lower-level evidence, there is a uniform NCCN consensus that the intervention is appropriate. We expect that inclusion in the NCCN guidelines will facilitate coverage and reimbursement for Rubraca by third-party payors in the maintenance treatment indication.

The Rubraca maintenance treatment indication approval is based on the results from the ARIEL3 trial, a double-blind, multicenter clinical trial in which 564 patients with recurrent epithelial ovarian, fallopian tube, or primary peritoneal cancer who were in response to platinum-based chemotherapy were randomized (2:1) to receive Rubraca tablets 600 mg orally twice daily (n=375) or placebo (n=189). Treatment was continued until disease progression or unacceptable toxicity. All patients had achieved a response (complete or partial) to their most recent platinum-based chemotherapy. Randomization was stratified by best response to last platinum (complete or partial), time to progression following the penultimate platinum therapy (6 to ≤ 12 months and > 12 months), and tumor biomarker status. The major efficacy outcome was investigator-assessed progression-free survival, or PFS, evaluated according to Response Evaluation Criteria in Solid Tumors (RECIST) version 1.1.

The primary efficacy analysis evaluated three prospectively defined molecular sub-groups in a step-down manner: 1) tumor BRCA mutant (tBRCAmut) patients, inclusive of germline and somatic BRCA mutations (n=196); 2) patients with a homologous recombination deficiency, or HRD-positive, signature, including tBRCAmut patients and BRCA wild-type with high genomic loss of heterozygosity, or LOH (n=354), and, finally, 3) the intent-to-treat population, or all patients treated in the ARIEL3 trial (n=564). The ARIEL3 trial demonstrated a statistically significant improvement in PFS for patients randomized to Rubraca as compared with placebo in all patients, regardless of BRCA status. Median PFS in the tBRCAmut patients was 16.6 months (95% CI: 13.4–22.9) in the Rubraca group (n=130) versus 5.4 months (95% CI: 3.4–6.7) in the placebo group (n=66) (Hazard Ratio, or HR: 0.23 [95% CI: 0.16–0.34]; p<0.0001). Median PFS in the intent-to-treat population was 10.8 months (95% CI: 8.3–11.4) in the Rubraca group (n=375) versus 5.4 months (95% CI: 5.3–5.5) in the placebo group (n=189) (HR: 0.36 [95% CI: 0.30–0.45]; p<0.0001).

The safety evaluation of Rubraca for the maintenance treatment indication is based on data from 561 patients with recurrent ovarian cancer treated in the ARIEL3 trial. Most common adverse reactions in the ARIEL3 trial (≥ 20% of patients; Grade 1-4) were nausea (76%), fatigue/asthenia (73%), abdominal pain/distention (46%), rash (43%), dysgeusia (40%), anemia (39%), aspartate aminotransferase (AST)/alamine aminotransferase (ALT) elevation (38%), constipation (37%), vomiting (37%), diarrhea (32%), thrombocytopenia (29%), nasopharyngitis/upper respiratory tract infection (29%), stomatitis (28%), decreased appetite (23%), and neutropenia (20%). Most common laboratory abnormalities in the ARIEL3 trial (≥ 25% of patients; Grade 1-4) were increase in creatinine (98%), decrease in hemoglobin (88%), increase in cholesterol (84%), increase in ALT (73%), increase in AST (61%), decrease in platelets (44%), decrease in leukocytes (44%), decrease in neutrophils (38%), increase in alkaline phosphatase (37%), and decrease in lymphocytes (29%). In approximately 1,100 treated patients, myelodysplastic syndrome/acute myeloid leukemia, or MDS/AML, occurred in 12 patients (1.1%), including those in long term follow-up. Of these, 5 occurred during treatment or during the 28 day safety follow-up (0.5%). The duration of Rubraca treatment prior to the diagnosis of MDS/AML ranged from 1 month to approximately 28 months. Some cases of MDS/AML were fatal. The majority of adverse reactions and laboratory abnormalities were Grade 1-2.

On March 23, 2018, we announced that the Committee for Medicinal Products for Human Use, or CHMP, of the European Union’s European Medicines Agency, or EMA, has adopted a positive opinion recommending the granting of a conditional marketing authorization for Rubraca as monotherapy treatment of adult patients with platinum sensitive, relapsed or progressive, BRCA mutated (germline and/or somatic), high-grade epithelial ovarian, fallopian tube, or primary peritoneal cancer, who have been treated with two or more prior lines of platinum based chemotherapy, and who are unable to tolerate further platinum based chemotherapy. We anticipate receiving a formal marketing authorization from the European Commission for Rubraca for this indication in the second quarter of 2018. As this is a conditional approval, it will be necessary to complete confirmatory post marketing commitments, including ensuring that sufficient partially platinum sensitive patients are enrolled in our ARIEL4 confirmatory trial to support the indication. This may require enrollment of additional patients into the study, increasing its overall size and extending the time for enrollment. In the event of such an approval from the European Commission for this treatment indication, we intend to submit to the EMA a variation to the marketing authorization for the maintenance treatment of adult patients with recurrent epithelial ovarian, fallopian tube, or primary peritoneal cancer who are in a complete or partial response to platinum-based chemotherapy, for which we anticipate a CHMP opinion may come during the fourth quarter of 2018. In addition, the EMA’s Committee for Orphan Medicinal Products has decided to maintain the orphan drug designation with respect to the Rubraca treatment indication in the European Union.

A former securityholder has threatened to file a claim against us and certain of our current and former officers related to matters substantially similar to the recent and ongoing litigation against us related to rociletinib. In order to prevent further management distraction and focus on our business going forward, we have engaged in discussions to try to resolve the matter. Although there are no assurances that we will be able to resolve the matter on acceptable terms, we believe the matter may be resolved for an amount less than $10 million. In the event that a complaint is filed, we intend to vigorously defend against the allegations, but there can be no assurance the defense will be successful.

THE OFFERING

Common stock offered	$1,837,898 of shares of common stock

Common stock to be outstanding immediately following this offering	52,403,017 shares

Underwriters’ option	Up to 275,684 shares of common stock

Use of proceeds	We estimate that the net proceeds from this offering will be approximately $94.0 million (or approximately $108.1 million if the underwriters exercise their option pursuant to this offering to purchase additional shares of our common stock in full) after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us. We anticipate that we will use the net proceeds of this offering, together with the net proceeds of the Concurrent Offering, if completed, which we expect to be approximately $291.0 million (or approximately $334.8 million if the underwriters for the Concurrent Offering exercise in full their option to purchase additional notes), after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us, for general corporate purposes, including sales and marketing expenses associated with Rubraca in the United States and, if approved by the European Commission, in Europe, funding of our development programs, general and administrative expenses, acquisition or licensing of additional product candidates or businesses and working capital. See “Use of Proceeds” for a more complete description of the intended use of proceeds from this offering.

Concurrent Offering	Concurrently with this offering, we are also offering to the public our 1.25% Convertible Senior Notes due 2025, or the notes, in the aggregate principal amount of $300,000,000 (or $345,000,000 if the underwriters of that offering exercise in full their option to purchase additional notes) pursuant to a separate prospectus supplement. We cannot assure you that the Concurrent Offering will be completed or, if completed, on what terms it will be completed. See “Concurrent Convertible Notes Offering.” The completion of this offering is not contingent on the closing of the Concurrent Offering (nor is the completion of the Concurrent Offering contingent on the closing of this offering).

Risk factors	You should read the “Risk Factors” section of this prospectus supplement and the accompanying prospectus and in the documents incorporated by reference in this prospectus supplement and the accompanying prospectus for a discussion of factors you should carefully consider before deciding to invest in our common stock.

Nasdaq Global Select Market symbol	Our common stock is listed on The Nasdaq Global Select Market under the symbol “CLVS.”

The number of shares of our common stock to be outstanding after this offering set forth above is based on 50,565,119 shares of our common stock outstanding as of December 31, 2017.

The number of shares of our common stock to be outstanding after this offering set forth above excludes:

•	5,789,735 shares of our common stock issuable upon the exercise of stock options outstanding as of December 31, 2017, at a weighted-average exercise price of $46.77 per share;

•	589,529 shares of our common stock issuable upon the vesting of restricted stock units outstanding as of December 31, 2017;

•

2,589,033 shares of our common stock reserved for future issuance under our 2011 Equity Incentive Plan, or the 2011 Plan, as of December 31, 2017, plus any annual increases in the number of shares of common stock reserved for future issuance under the 2011 Plan pursuant to an “evergreen provision” and any other shares that may become issuable under the 2011 Plan pursuant to its terms;

•

558,870 shares of our common stock reserved for future issuance under our 2011 Employee Stock Purchase Plan, or the ESPP, as of December 31, 2017, plus any annual increases in the number of shares of our common stock reserved for future issuance under the ESPP pursuant to an “evergreen provision” and any other shares that may become issuable under the ESPP pursuant to its terms;

•	4,646,460 shares of our common stock that may be issuable upon conversion of our 2.50% Convertible Senior Notes due 2021; and

•	the number of shares of our common stock that may be issuable upon conversion of the notes being offered by us in the Concurrent Offering.

Unless we specifically state otherwise, the information in this prospectus supplement does not give effect to the:

•	exercise by the underwriters pursuant to this offering of their option to purchase up to an additional 275,684 of shares of our common stock; or

•	exercise by the underwriters pursuant to the Concurrent Offering of their option to purchase up to an additional $45,000,000 aggregate principal amount of the notes.

RISK FACTORS

Investing in our common stock involves significant risks. Please see the risk factors below and under the heading “Risk Factors” in our most recently filed Annual Report on Form 10-K, which is incorporated by reference in this prospectus supplement. Before making an investment decision, you should carefully consider these risks as well as other information we include or incorporate by reference in this prospectus supplement, including those described under “Cautionary Note Regarding Forward-Looking Statements,” and the accompanying prospectus. The risks and uncertainties we have described are not the only ones facing our company. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our business operations.

Risks Related to Our Business

We are the subject of an ongoing investigation by the SEC, and the SEC’s staff has notified us that the staff intends to recommend that the SEC bring a civil action against us and certain of our current and former officers.

As previously disclosed, the Company has received inquiries and requests for information from governmental agencies, including the U.S. Securities and Exchange Commission, relating to the Company’s regulatory update announcement in November 2015 that the FDA requested additional clinical data on the efficacy and safety of rociletinib. On April 9, 2018, we received a “Wells Notice” letter from the staff of the SEC, issued in connection with this investigation. Certain of our current and former officers also received Wells Notices.

The Wells Notices provide notification of the SEC staff’s determination that it intends to recommend to the SEC that it bring a civil action against us and certain of our current and former officers regarding possible violations of Sections 17(a)(1), (2) and (3) of the Securities Act of 1933 and Sections 10(b) and 13(a) of the Securities Exchange Act of 1934 and Rules 10b-5(a), (b), and (c), 12b-20, and 13a-11 thereunder. The Wells Notices state that the SEC staff’s recommendation may involve a civil injunctive action, public administrative proceeding, and/or cease-and-desist proceeding, and may seek remedies that include an injunction, a cease-and-desist order, disgorgement, pre-judgment interest, and civil money penalties, and in the case of certain officers a bar from service as an officer or director of a public company.

Under SEC procedures, a recipient of a Wells Notice has an opportunity to respond in the form of a “Wells submission” that seeks to persuade the SEC that such an action should not be brought. The Company and its current and former officers intend to provide to the SEC staff Wells submissions to further explain their views and beliefs that no enforcement action is warranted against the Company or any individuals associated with the Company. The receipt of the Wells Notice does not change the Company’s beliefs that it has complied with all laws and regulations, and therefore, the Company intends to contest any charges that may be brought.

We cannot predict the scope, timing, or other outcomes of the investigation or civil actions, if any, and other matters referred to herein, or the ultimate outcome of any proceedings that might be initiated which may result in the imposition of fines and penalties, which may be significant, and other remedies and sanctions, any of which could impact our ability to obtain financing, our stock price, or the ability to attract or retain key employees. Furthermore, regardless of the outcome of the investigation, the investigation itself has resulted, and may continue to result, in substantial uninsured costs, use of resources and diversion of the attention of management and other employees, which could adversely affect our business. Furthermore, publicity surrounding any civil action that may be brought by the SEC, even if ultimately resolved favorably for us, could have an adverse impact on our reputation, business, financial condition, results of operations or cash flows. We are currently incurring legal expenses in connection with this matter and anticipate that we will be required to indemnify certain current and former officers with respect thereto. We will not receive any further contributions from our insurance carriers for any amounts (including damages, settlement costs or legal fees) relating to these matters. We cannot predict what impact, if any, these matters may have on our business, financial condition, results of operations and cash flow, though they may be material.

Risks Related to This Offering

If you purchase our common stock in this offering, you will incur immediate and substantial dilution in the book value of your shares.

The public offering price is substantially higher than the net tangible book value per share of our common stock. Investors purchasing common stock in this offering will pay a price per share that substantially exceeds the book value of our tangible assets after subtracting our liabilities. As a result, investors purchasing common stock in this offering will incur immediate dilution of $47.22 per share.

This dilution is due to our investors who purchased shares prior to this offering having paid substantially less than the price offered to the public in this offering when they purchased their shares. In addition, as of December 31, 2017, options to purchase 5,789,735 shares of our common stock at a weighted-average exercise price of $ 46.77 per share were outstanding, 589,529 shares of our common stock were issuable upon the vesting of restricted stock units and 4,646,460 shares of our common stock were issuable upon conversion of our 2.50% Convertible Senior Notes due 2021. The exercise of any of these options, the issuance of common stock upon the vesting of these restricted stock units, the conversion of the outstanding notes, or the conversion of the notes being offered in the Concurrent Offering would result in additional dilution. As a result of the dilution to investors purchasing shares in this offering, investors may receive significantly less than the purchase price paid in this offering, if anything, in the event of our liquidation. Further, because we will need to raise additional capital to develop our commercialization capabilities and fund our clinical development programs, we may in the future sell substantial amounts of common stock or securities convertible into or exchangeable for common stock. These future issuances of common stock or common stock-related securities, together with the exercise of outstanding options and any additional shares issued in connection with acquisitions, if any, may result in further dilution to investors. For a further description of the dilution that you will experience immediately after this offering, see “Dilution.”

We have broad discretion in the use of the net proceeds from this offering and may not use them effectively.

Our management will have broad discretion in the application of the net proceeds from this offering and the net proceeds from the Concurrent Offering, if completed, and you will be relying on the judgment of our management regarding the application of these proceeds. You will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately. Our management might not apply our net proceeds in ways that ultimately increase the value of your investment. We anticipate that we will use the net proceeds of this offering, together with the net proceeds of the Concurrent Offering, if completed, for general corporate purposes, including sales and marketing expenses associated with Rubraca in the United States and, if approved by the European Commission, in Europe, funding of our development programs, general and administrative expenses, acquisition or licensing of additional product candidates or businesses and working capital. Pending these uses, we may invest the net proceeds in short-term, interest-bearing investment grade securities, certificates of deposit or direct or guaranteed obligations of the U.S. government. These investments may not yield a favorable return to our stockholders. If we do not invest or apply the net proceeds from this offering, or the net proceeds from the Concurrent Offering, if completed, in ways that enhance stockholder value, we may fail to achieve expected financial results, which could cause our stock price to decline.

Risks Related to the Concurrent Offering

Conversion of the notes may dilute the ownership interest of existing stockholders, including holders who had previously converted their notes, or may otherwise depress the price of our common stock.

The conversion of some or all of the notes will dilute the ownership interests of existing stockholders. Any sales in the public market of the common stock issuable upon such conversion could adversely affect prevailing market prices of our common stock. In addition, the existence of the notes may encourage short selling by market participants because the conversion of the notes could be used to satisfy short positions, or anticipated conversion of the notes into shares of our common stock could depress the price of our common stock. The increase in the conversion rate for the notes converted in connection with a make-whole fundamental change or during a redemption period will result in additional dilution to existing stockholders.

We may still incur substantially more debt or take other actions which would intensify the risks related to the offering.

We and our subsidiaries may be able to incur substantial additional debt, subject to the restrictions contained in our future debt instruments, some of which may be secured debt. As of December 31, 2017, we had approximately $287.5 million of outstanding indebtedness. We will not be restricted under the terms of the indenture governing the notes from incurring additional debt, securing existing or future debt, recapitalizing our debt or taking a number of other actions that are not limited by the terms of the indenture governing the notes that could have the effect of diminishing our ability to make payments on the notes when due.

Provisions in the indenture governing the notes could delay or prevent an otherwise beneficial takeover of us.

Certain provisions in the notes and the indenture could make a third party attempt to acquire us more difficult or expensive. For example, if a takeover constitutes a fundamental change, then holders will have the right to require us to repurchase their notes for cash. In addition, if a takeover constitutes a make-whole fundamental change, then we may be required to temporarily increase the conversion rate. In either case, and in other cases, our obligations under the notes and the indenture could increase the cost of acquiring us or otherwise discourage a third party from acquiring us or removing incumbent management, including in a transaction that holders or holders of our common stock may view as favorable.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement and the information incorporated herein by reference includes statements that are, or may be deemed, “forward-looking statements.” In some cases, these forward-looking statements can be identified by the use of forward-looking terminology, including the terms “believes,” “estimates,” “anticipates,” “expects,” “plans,” “intends,” “may,” “could,” “might,” “will,” “should,” “approximately” or, in each case, their negative or other variations thereon or comparable terminology, although not all forward-looking statements contain these words. They appear in a number of places throughout this prospectus supplement and include statements regarding our intentions, beliefs, projections, outlook, analyses or current expectations concerning, among other things, our ongoing and planned non-clinical studies and clinical trials, the timing of and our ability to make regulatory filings and obtain and maintain regulatory approvals for our product candidates, the degree of clinical utility of our products, particularly in specific patient populations, expectations regarding clinical trial data, our results of operations, financial condition, liquidity, prospects, growth and strategies, the industry in which we operate and the trends that may affect the industry or us, as well as the uses of proceeds from this offering and the Concurrent Offering and the successful completion of this offering and the Concurrent Offering.

By their nature, forward-looking statements involve risks and uncertainties because they relate to events, competitive dynamics, and industry change and depend on the economic circumstances that may or may not occur in the future or may occur on longer or shorter timelines than anticipated. We caution you that forward-looking statements are not guarantees of future performance and that our actual results of operations, financial condition and liquidity, and the development of the industry in which we operate may differ materially from the forward-looking statements contained herein.

Some of the factors that we believe could cause actual results to differ from those anticipated or predicted include:

•	the rate and degree of market acceptance and commercial viability, including the safety, efficacy and potency of Rubraca and our other product candidates;

•

our expectations regarding the FDA’s and other regulatory authorities’ interpretation of our data and information on our product candidates and the impact on our business of the FDA’s and other regulatory authorities’ interpretation of our submissions, filing decisions by the FDA and other regulatory authorities, potential advisory committee meeting dates and advisory committee recommendations, and FDA and other regulatory authorities product approval decisions and related timelines;

•

the successful development of our sales and marketing capabilities, including establishing and maintaining an appropriate commercial infrastructure necessary for the successful commercialization of Rubraca;

•	the success of competing drugs that are or become available;

•	the success and timing of our non-clinical studies and clinical trials;

•

our ability to verify the clinical benefit of Rubraca through our confirmatory trials and to satisfy other post-marketing requirements and post-marketing commitments, our ability to obtain and maintain regulatory approval of Rubraca and our other product candidates, and the labeling under Rubraca and any other approval we may obtain;

•

our ability to engage and retain third-party manufacturers with sufficient capability and capacity to support the commercialization of Rubraca and our other product candidates, and the performance of such third-party manufacturers;

•	third-party payor coverage and reimbursement for Rubraca;

•	our ability, with partners, to validate, develop and obtain regulatory approval of companion diagnostics for our product candidates;

•	our ability to obtain and maintain intellectual property protection for our product candidates;

•	our ability to maintain our collaborations with our licensing partners to develop our product candidates;

•	the size and growth of the potential markets for our product candidates and our ability to serve those markets;

•	whether future study results will be consistent with study findings to date;

•	our plans to develop and commercialize our product candidates;

•	the loss of key scientific or management personnel;

•	regulatory developments in the United States and foreign countries;

•	our use of the proceeds from this offering and our ability to raise additional funds to support our business plans;

•	the integration of acquired businesses into our operations;

•	the accuracy of our estimates regarding expenses, future revenues, capital requirements and needs for additional financing; and

•

the impact of any litigation or investigation, including the pending securities claims and inquiries from governmental agencies, on us and the sufficiency of our insurance, including our directors’ and officers’ policies.

Any forward-looking statements that we make in this prospectus supplement speak only as of the date of such statement, and unless required by law, we undertake no obligation to update such statements to reflect events or circumstances after the date of this prospectus supplement or to reflect the occurrence of unanticipated events. For all forward-looking statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

Please refer to the section entitled “Risk Factors” of this prospectus supplement, and any other risk factors set forth in the accompanying prospectus and in any documents incorporated by reference in this prospectus supplement or the accompanying prospectus to better understand the risks and uncertainties inherent in our business and underlying any forward-looking statements, as well as any other risk factors and cautionary statements described in the documents we file from time to time with the SEC, specifically our most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q and our Current Reports on Form 8-K.

USE OF PROCEEDS

We estimate that our net proceeds from the sale of shares of common stock in this offering will be approximately $94.0 million, after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.

If the underwriters exercise their option pursuant to this offering to purchase additional shares of our common stock in full, we estimate that our net proceeds will be approximately $108.1 million, after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.

We anticipate that we will use the net proceeds of this offering, together with the net proceeds of the Concurrent Offering, if completed, which we expect to be approximately $291.0 million (or approximately $334.8 million if the underwriters for the Concurrent Offering exercise in full their option to purchase additional notes), after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us, for general corporate purposes, including sales and marketing expenses associated with Rubraca in the United States and, if approved by the European Commission, in Europe, funding of our development programs, general and administrative expenses, acquisition or licensing of additional product candidates or businesses and working capital.

Pending these uses, we may invest the net proceeds in short-term, interest-bearing investment grade securities, certificates of deposit or direct or guaranteed obligations of the U.S. government. We have not determined the amount of net proceeds to be used specifically for such purposes. As a result, management will retain broad discretion over the allocation of net proceeds.

DIVIDEND POLICY

We have never declared or paid any cash dividends on our capital stock. We currently intend to retain all available funds and any future earnings to support our operations and finance the growth and development of our business. We do not intend to pay cash dividends on our common stock for the foreseeable future. Any future determination related to our dividend policy will be made at the discretion of our board of directors and will depend upon, among other factors, our results of operations, financial condition, capital requirements, contractual restrictions, business prospects and other factors our board of directors may deem relevant.

CAPITALIZATION

The following table sets forth our consolidated cash, cash equivalents and available for sale securities and our consolidated capitalization as of December 31, 2017 on:

•	an actual basis;

•

an as adjusted basis giving additional effect to the sale of 1,837,898 shares of our common stock in this offering, after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us; and

•

an as further adjusted basis giving additional effect to the sale of $300,000,000 million aggregate principal amount of 1.25% Convertible Senior Notes due 2025 in the Concurrent Offering, after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.

The closing of this offering is not contingent upon the completion of the Concurrent Offering, you should not assume that the Concurrent Offering, as reflected in the as further adjusted column below, will take place. You should read this table in conjunction with the entire prospectus supplement, the accompanying prospectus and information incorporated by reference in this prospectus supplement and the accompanying prospectus.

	As of December 31, 2017
	Actual	As Adjusted (unaudited)	As Further Adjusted (unaudited)
	(dollars in thousands)
Cash, cash equivalents and available for sale securities	$563,731	$657,742	$948,774

Long-term debt:
2.50% Convertible Senior Notes due 2021(1)	$287,500	$287,500	$287,500
1.25% Convertible Senior Notes due 2025(2)		—	300,000

Total long-term debt	287,500	287,500	587,500

Stockholders’ equity:
Preferred stock, par value $0.001 per share; 10,000,000 shares authorized and no shares issued and outstanding, actual and as adjusted	—	—	—
Common stock, par value $0.001 per share; 100,000,000 shares authorized and 50,565,119 shares issued and outstanding, actual; 52,403,017 shares issued and outstanding, as adjusted; 52,403,017 shares issued and outstanding, as further adjusted	51	52	52
Additional paid-in capital	1,887,198	1,981,207	1,981,207
Accumulated other comprehensive loss	(42,173)	(42,173)	(42,173)
Accumulated deficit	(1,477,440)	(1,477,440)	(1,477,440)

Total stockholders’ equity	367,636	461,646	461,646

Total capitalization	$655,136	$749,146	$1,049,146

(1)	The amounts shown in the table above for our 2.50% convertible senior notes due 2021 represent their principal amount. The carrying amount of these notes as of December 31, 2017 was approximately $282.4 million, which represents their principal amount net of unamortized debt issuance costs.

(2)	The amounts shown in the table above for the notes we are offering represent their principal amount.

The number of shares of our common stock to be outstanding after this offering set forth above excludes:

•	5,789,735 shares of our common stock issuable upon the exercise of stock options outstanding as of December 31, 2017, at a weighted-average exercise price of $46.77 per share;

•	589,529 shares of our common stock issuable upon the vesting of restricted stock units outstanding as of December 31, 2017;

•

2,589,033 shares of our common stock reserved for future issuance under the 2011 Plan, as of December 31, 2017, plus any annual increases in the number of shares of common stock reserved for future issuance under the 2011 Plan pursuant to an “evergreen provision” and any other shares that may become issuable under the 2011 Plan pursuant to its terms;

•

558,870 shares of our common stock reserved for future issuance under our ESPP, as of December 31, 2017, plus any annual increases in the number of shares of our common stock reserved for future issuance under the ESPP pursuant to an “evergreen provision” and any other shares that may become issuable under the ESPP pursuant to its terms;

•	4,646,460 shares of our common stock that may be issuable upon conversion of our 2.50% Convertible Senior Notes due 2021; and

•	the number of shares of our common stock that may be issuable upon conversion of the notes being offered by us in the Concurrent Offering.

PRICE RANGE OF COMMON STOCK

Our common stock is traded on the Nasdaq Global Select Market under the symbol “CLVS.” Trading of our common stock commenced on November 16, 2011, following the completion of our initial public offering. The following table sets forth, for the periods indicated, the high and low sales prices for our common stock as reported on the Nasdaq Global Select Market:

	HIGH	LOW
Year Ended December 31, 2016
First Quarter	$34.75	$16.78
Second Quarter	$20.90	$11.57
Third Quarter	$40.29	$13.43
Fourth Quarter	$46.97	$25.50
Year Ended December 31, 2017
First Quarter	$74.94	$39.83
Second Quarter	$96.92	$45.42
Third Quarter	$99.45	$64.61
Fourth Quarter	$86.26	$57.33
Year Ending December 31, 2018
First Quarter	$68.92	$46.78
Second Quarter (through April 16, 2018)	$65.24	$48.70

On April 16, 2018, the last reported sale price of our common stock on the Nasdaq Global Select Market was $54.41. On February 13, 2018, there were approximately 24 holders of record of our common stock.

DILUTION

If you invest in our common stock in this offering, your ownership interest will be diluted to the extent of the difference between the public offering price per share of our common stock and the as adjusted net tangible book value per share of our common stock upon completion of this offering. Net tangible book value per share of our common stock is determined at any date by subtracting our total liabilities from the amount of our total tangible assets (total assets less intangible assets and related tax effects) and dividing the difference by the number of shares of our common stock deemed to be outstanding at that date.

Our historical net tangible book value as of December 31, 2017 was approximately $282.9 million, or $5.59 per share, based on 50,565,119 shares of common stock outstanding as of December 31, 2017.

Investors participating in this offering will incur immediate, substantial dilution. After giving effect to our receipt of approximately $94.0 million of estimated net proceeds (after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us) from our sale of common stock in this offering, our as adjusted net tangible book value as of December 31, 2017 would have been $376.9 million, or $7.19 per share. This amount represents an immediate increase in net tangible book value of $1.60 per share of our common stock to existing stockholders and an immediate dilution in net tangible book value of $47.22 per share of our common stock to new investors purchasing shares of common stock in this offering.

The following table illustrates this dilution on a per share basis:

Public offering price per share	$54.41

Historical net tangible book value per share as of December 31, 2017	5.59

As adjusted increase in net tangible book value per share attributable to investors participating in this offering	1.60

As adjusted net tangible book value per share after this offering	7.19

Dilution of as adjusted net tangible book value per share to new investors	$47.22

The number of shares of our common stock to be outstanding immediately following this offering set forth above excludes:

•	5,789,735 shares of our common stock issuable upon the exercise of stock options outstanding as of December 31, 2017, at a weighted-average exercise price of $ 46.77 per share;

•	589,529 shares of our common stock issuable upon the vesting of restricted stock units outstanding as of December 31, 2017;

•

2,589,033 shares of our common stock reserved for future issuance under our 2011 Plan, as of December 31, 2017, plus any annual increases in the number of shares of common stock reserved for future issuance under the 2011 Plan pursuant to an “evergreen provision” and any other shares that may become issuable under the 2011 Plan pursuant to its terms;

•

558,870 shares of our common stock reserved for future issuance under our ESPP, as of December 31, 2017, plus any annual increases in the number of shares of our common stock reserved for future issuance under the ESPP pursuant to an “evergreen provision” and any other shares that may become issuable under the ESPP pursuant to its terms;

•	4,646,460 shares of our common stock that may be issuable upon conversion of our 2.50% Convertible Senior Notes due 2021; and

•	the number of shares of our common stock that may be issuable upon conversion of the notes being offered by us in the Concurrent Offering.

If the underwriters’ option pursuant to this offering to purchase additional shares of our common stock is exercised in full, the as adjusted net tangible book value per share after giving effect to this offering would be $7.42 per share, which amount represents an immediate increase in as adjusted net tangible book value of $1.83 per share of our common stock to existing stockholders and an immediate dilution in net tangible book value of $46.99 per share of our common stock to new investors purchasing shares of common stock in this offering.

If (i) all our outstanding stock options had been exercised, assuming the treasury stock method, (ii) all of our shares of common stock underlying our restricted stock units were issued, (iii) all of our convertible senior notes (other than the notes offering in the Concurrent Offering) had been converted at their conversion rate of 16.1616 shares of common stock per $1,000 principal amount of notes and (iv) all of the notes offered in the Concurrent Offering had been issued and converted at their conversion rate of 13.1278 shares of common stock per $1,000 principal amount of notes, in each case as of December 31, 2017, our as adjusted net tangible book value would have been $15.26 per share, representing dilution in our as adjusted net tangible book value per share to new investors of $39.15.

In addition, we may choose to raise additional capital due to market conditions or strategic considerations even if we believe we have sufficient funds for our current or future operating plans. To the extent that we raise additional capital by issuing equity securities or convertible debt, your ownership will be further diluted.

DESCRIPTION OF COMMON STOCK

The following summary describes our common stock. Because the following is only a summary, it does not contain all of the information that may be important to you. For a complete description, you should refer to our amended and restated certificate of incorporation and amended and restated bylaws, copies of which are on file with the SEC. See “Where You Can Find More Information.”

The holders of our common stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders and are not entitled to cumulative votes with respect to the election of directors. The holders of common stock are entitled to receive dividends ratably, if, as and when dividends are declared from time to time by our board of directors out of legally available funds, after payment of dividends required to be paid on outstanding preferred stock, if any. Any decision to declare and pay dividends in the future will be made at the discretion of our board of directors and will depend on, among other things, our results of operations, cash requirements, financial condition, contractual restrictions and other factors that our board of directors may deem relevant. Upon our liquidation, dissolution or winding up, the holders of common stock are entitled to share ratably in all assets that are legally available for distribution after payment of all debts and other liabilities, subject to the prior rights of any holders of preferred stock then outstanding. The holders of common stock have no other preemptive, subscription, redemption, sinking fund or conversion rights. All outstanding shares of our common stock are fully paid and nonassessable. The shares of common stock to be issued upon closing of an offering will also be fully paid and nonassessable. The rights, preferences and privileges of holders of common stock are subject to, and may be negatively impacted by, the rights of the holders of shares of any series of preferred stock which we may designate and issue in the future.

Our amended and restated certificate of incorporation authorizes us to issue up to 100 million shares of common stock, par value $0.001 per share.

As of December 31, 2017, 50,565,119 shares of our common stock were outstanding.

As of December 31, 2017, options to purchase 5,789,735 shares of our common stock at a weighted average exercise price of $ 46.77 per share were outstanding.

As of December 31, 2017, 589,529 shares of our common stock were issuable upon the vesting of restricted stock units outstanding.

DESCRIPTION OF OTHER CAPITAL STOCK AND GOVERNING DOCUMENTS

The following summary describes our other capital stock and the material provisions of our amended and restated certificate of incorporation and our amended and restated bylaws and the Delaware General Corporation Law. Because the following is only a summary, it does not contain all of the information that may be important to you. For a complete description, you should refer to our amended and restated certificate of incorporation and amended and restated bylaws, copies of which are on file with the SEC. See “Where You Can Find More Information.”

Undesignated Preferred Stock

Under our amended and restated certificate of incorporation, our board of directors has the authority, without action by our stockholders, to designate and issue up to 10 million shares of preferred stock par value $0.001 per share, in one or more series and to designate the rights, preferences and privileges of each series, any or all of which may be greater than the rights of our common stock. It is not possible to state the actual effect of the issuance of any shares of preferred stock upon the rights of holders of our common stock until our board of directors determines the specific rights of the holders of preferred stock. However, the effects might include, among other things, restricting dividends on the common stock, diluting the voting power of the common stock, impairing the liquidation rights of the common stock and delaying or preventing a change in control of our common stock without further action by our stockholders and may adversely affect the market price of our common stock. As of December 31, 2017, no shares of our preferred stock were outstanding.

Registration Rights

No holders of our securities are entitled to rights with respect to the registration of their securities under the Securities Act.

Anti-Takeover Provisions of Delaware Law

We are subject to Section 203 of the Delaware General Corporation Law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a business combination with an interested stockholder for a period of three years following the date the person became an interested stockholder, unless the business combination or the transaction in which the person became an interested stockholder is approved in a prescribed manner. Generally, a business combination includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. Generally, an interested stockholder is a person who, together with affiliates and associates, owns or, in the case of affiliates or associates of the corporation, within three years prior to the determination of interested stockholder status, owned 15% or more of a corporation’s voting stock. The existence of this provision could have anti-takeover effects with respect to transactions not approved in advance by our board of directors, such as discouraging takeover attempts that might result in a premium over the market price of our common stock. The foregoing provisions of the Delaware General Corporation Law may have the effect of deterring or discouraging hostile takeovers or delaying changes in control of our company.

Charter and Bylaws Anti-Takeover Provisions

Classified Board of Directors

Our amended and restated certificate of incorporation provides that our board of directors is divided into three classes of directors, with the number of directors in each class to be as nearly equal as possible. Our classified board of directors staggers terms of the three classes and has been implemented through one, two and three-year terms for the initial three classes, followed in each case by full three-year terms. With a classified board of directors, only one-third of the members of our board of directors is elected each year. This classification of directors has the effect of making it more difficult for stockholders to change the composition of our board of directors.

Size of Board of Directors and Removal of Directors

Our amended and restated certificate of incorporation and amended and restated bylaws provide that:

•

the number of directors will be fixed from time to time exclusively pursuant to a resolution adopted by a majority of our board of directors, but must consist of not less than three directors, which will prevent stockholders from circumventing the provisions of our classified board of directors;

•	directors may be removed only for cause; and

•

vacancies on our board of directors may be filled only by a majority of directors then in office, even though less than a quorum, or by the sole remaining director, at any meeting of the board of directors.

Authorized Preferred Stock

Our amended and restated certificate of incorporation provides for the issuance by our board of directors, without stockholder approval, of shares of preferred stock, with voting power, designations, preferences and other special rights as may be determined in the discretion of our board of directors. The issuance of preferred stock could decrease the amount of earnings and assets available for distribution to the holders of common stock or could adversely affect the rights and powers, including voting rights, of holders of common stock. In certain circumstances, such issuance could have the effect of decreasing the market price of the common stock. Preferred stockholders could also make it more difficult for a third party to acquire our company.

No Stockholder Action by Written Consent

Our amended and restated certificate of incorporation and amended and restated bylaws require that any action required or permitted to be taken by our stockholders must be effected at a duly called annual or special meeting of stockholders and may not be effected by a consent in writing.

Calling of Special Meetings of Stockholders

Our amended and restated bylaws provide that special stockholder meetings for any purpose may only be called by a majority of our board of directors, our chairman or our chief executive officer.

Advance Notice Requirements for Stockholder Proposals and Director Nominations

Our amended and restated bylaws establish an advance notice procedure for stockholder proposals to be brought before an annual meeting of stockholders, including proposed nominations of candidates for election to the board of directors. Stockholders at an annual meeting may only consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of the board of directors, or by a stockholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has delivered timely written notice in proper form to our secretary of the stockholder’s intention to bring such business before the meeting. These provisions could have the effect of delaying until the next stockholder meeting stockholder actions that are favored by the holders of a majority of our outstanding voting stock. These provisions also could discourage a third party from making a tender offer for our common stock, because even if it acquired a majority of our outstanding voting stock, it would be able to take action as a stockholder, such as electing new directors or approving a merger, only at a duly called stockholders meeting and not by written consent.

Indemnification of Directors and Officers

Our amended and restated certificate of incorporation and amended and restated bylaws provide that we will, to the fullest extent permitted by Delaware corporate law, subject to certain limitations, indemnify any person made or threatened to be made a party to a proceeding by reason of that person’s former or present official capacity with us against judgments, penalties, fines, settlements and reasonable expenses. Any such person is also entitled, subject to certain limitations, to payment or reimbursement of reasonable expenses (including attorneys’ fees and disbursements and court costs) in advance of the final disposition of the proceeding.

The provision regarding indemnification of our directors and officers in our amended and restated certificate of incorporation will generally not limit liability under state or federal securities laws.

We maintain a directors’ and officers’ insurance policy pursuant to which our directors and officers are insured against liability for actions taken in their capacities as directors and officers. We believe that these indemnification provisions and insurance are useful to attract and retain qualified directors and officers.

In addition, we have entered into indemnification agreements with each of our directors and named executive officers, which also provide, subject to certain exceptions, for indemnification for related expenses, including, among others, reasonable attorney’s fees, judgments, fines and settlements incurred in any action or proceeding. Your investment may be adversely affected to the extent that, in a class action or direct suit, we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

Insofar as the foregoing provisions permit indemnification of directors, officers or persons controlling us for liability arising under the Securities Act, we have been informed that in the opinion of the SEC, this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Transfer Agent and Registrar

Our transfer agent and registrar for our common stock is Continental Stock Transfer & Trust Company.

Listing

Our common stock is listed on the Nasdaq Global Select Market under the symbol “CLVS.”

CONCURRENT CONVERTIBLE NOTES OFFERING

Concurrently with this offering of our common stock, we are offering $300,000,000 million aggregate principal amount of 1.25% convertible senior notes due 2025 ($345,000,000 million aggregate principal amount if the underwriters exercise their option in full to purchase additional notes) pursuant to a separate prospectus supplement in an underwritten public offering. Amounts sold in each offering may increase or decrease based on market conditions relating to a particular security. This offering is not contingent upon the completion of the Concurrent Offering and the Concurrent Offering is not contingent upon the closing of this offering. We cannot assure you that the Concurrent Offering will be completed.

The notes will mature on May 1, 2025, unless earlier converted or repurchased. The notes will bear interest at a rate of 1.25% per year, payable semiannually in arrears on May 1 and November 1 of each year, beginning on November 1, 2018. Holders may convert their notes into shares of our common stock at their option at any time prior to the close of business on the business day immediately preceding the maturity date at an initial conversion rate of 13.1278 shares of common stock per $1,000 principal amount of notes (equivalent to an initial conversion price of approximately $76.17 per share of common stock). The conversion rate is subject to adjustment if certain events occur. In addition, following certain corporate events that occur prior to the maturity date or upon our issuance of a notice of redemption, we will increase the conversion rate for a holder who elects to convert its notes in connection with such a corporate event or during the related redemption period in certain circumstances.

We may not redeem the notes prior to May 1, 2022. We may redeem the notes, at our option, in whole or in part, on or after May 1, 2022 if the last reported sale price of our common stock has been at least 150% of the conversion price then in effect for at least 20 trading days (whether or not consecutive) during any 30 consecutive trading day period ending not more than two trading days preceding the date on which we provide written notice of redemption at a redemption price equal to 100% of the principal amount of the notes to be redeemed plus accrued and unpaid interest to, but excluding, the redemption date. No sinking fund is provided for the notes.

If we undergo a fundamental change (as defined herein) prior to the maturity date of the notes, holders may require us to repurchase for cash all or any portion of their notes at a fundamental change repurchase price equal to 100% of the principal amount of the notes to be repurchased, plus accrued and unpaid interest to, but excluding, the fundamental change repurchase date.

The notes will be our senior unsecured obligations and will rank senior in right of payment to any of our indebtedness that is expressly subordinated in right of payment to the notes; equal in right of payment to all of our liabilities that are not so subordinated; effectively junior in right of payment to any of our secured indebtedness to the extent of the value of the assets securing such indebtedness; and structurally junior to all indebtedness and other liabilities (including trade payables) of our subsidiaries.

MATERIAL U.S. FEDERAL INCOME AND ESTATE TAX CONSIDERATIONS

The following is a general discussion of the material U.S. federal income and estate tax consequences of the acquisition, ownership and disposition of our common stock, but is not a complete analysis of all the potential U.S. federal income and estate tax consequences relating thereto. Except where noted, this summary deals only with common stock that is purchased by a non-U.S. holder pursuant to this offering and is held as a capital asset by the non-U.S. holder. A “non-U.S. holder” means a person (other than a partnership) that is for U.S. federal income tax purposes any of the following:

•	a nonresident alien individual;

•

a corporation (or any other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of a jurisdiction other than the United States, any state thereof or the District of Columbia;

•	an estate other than one the income of which is subject to U.S. federal income taxation regardless of its source; or

•

a trust other than a trust if it (A) is subject to the primary supervision of a court within the United States and the control of one or more U.S. persons having the authority to control all substantial decisions of the trust, or (B) has a valid election in effect to be treated as a U.S. person.

If an entity treated as a partnership for U.S. federal income tax purposes holds common stock, the tax treatment of a partner will generally depend on the status of the partner and upon the activities of the partnership. Accordingly, partnerships that hold common stock and partners in such partnerships should consult their respective tax advisors with respect to the U.S. federal income and estate tax consequences of the ownership and disposition of common stock.

For purposes of this discussion, a “non-U.S. holder” does not include an individual who is present in the United States for 183 days or more in the taxable year of disposition (where certain other requirements are met) and is not otherwise a resident of the United States for U.S. federal income tax purposes. Such an individual is urged to consult his or her own tax advisor regarding the U.S. federal income and estate tax consequences of the ownership and disposition of common stock.

This discussion does not address all aspects of U.S. federal income and estate taxation that may be relevant in light of a non-U.S. holder’s special tax status or special circumstances. U.S. expatriates, “controlled foreign corporations,” “passive foreign investment companies,” corporations that accumulate earnings to avoid U.S. federal income tax and investors that hold common stock as part of a hedge, straddle or conversion transaction are among those categories of potential investors that may be subject to special rules not covered in this discussion. This discussion does not address any U.S. federal tax consequences other than income and estate tax consequences or any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction. Furthermore, the following discussion is based on current provisions of the U.S. Internal Revue Code of 1986, as amended, or the Code, U.S. Treasury Regulations, or the Treasury Regulations, and administrative and judicial interpretations thereof, all as in effect on the date hereof, and all of which are subject to change, possibly with retroactive effect. Accordingly, each non-U.S. holder should consult its tax advisors regarding the U.S. federal, state, local and non-U.S. income, estate and other tax consequences of acquiring, holding and disposing of shares of our common stock.

THIS SUMMARY IS FOR GENERAL INFORMATION ONLY AND IS NOT TAX ADVICE. INVESTORS CONSIDERING THE PURCHASE OF OUR COMMON STOCK PURSUANT TO THIS OFFERING ARE ENCOURAGED TO CONSULT THEIR OWN TAX ADVISORS REGARDING THE APPLICATION OF THE U.S. FEDERAL INCOME AND ESTATE TAX LAWS TO THEIR PARTICULAR SITUATIONS AND THE APPLICATION OF OTHER FEDERAL TAX LAWS, FOREIGN, STATE AND LOCAL LAWS, AND TAX TREATIES.

Dividends

Distributions in cash or other property on our common stock will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Amounts not treated as dividends for U.S. federal income tax purposes will constitute a return of capital and will first be applied against and reduce a holder’s adjusted basis in the common stock, but not below zero, and then the excess, if any, will be treated as gain from the sale of common stock, as described below.

We do not intend to pay cash dividends on our common stock for the foreseeable future. In the event that we do make distributions on our common stock, subject to the discussion below on effectively connected income, amounts paid to a non-U.S. holder of common stock that are treated as dividends for U.S. federal income tax purposes generally will be subject to U.S. withholding tax at a rate of 30% of the gross amount of the dividends or such lower rate as may be specified by an applicable tax treaty. In order to receive a reduced treaty rate, a non-U.S. holder generally must provide a valid Internal Revenue Service, or IRS, Form W-8BEN-E or W-8BEN or other successor form certifying qualification for the reduced rate.

Dividends received by a non-U.S. holder that are effectively connected with a U.S. trade or business conducted by the non-U.S. holder (and, if required by an applicable income tax treaty, are attributable to a U.S. permanent establishment) are exempt from such withholding tax. In order to obtain this exemption, a non-U.S. holder must provide a valid IRS Form W-8ECI or other applicable form properly certifying such exemption. Such effectively connected dividends, although not subject to withholding tax, will generally be subject to regular U.S. federal income tax as if the non-U.S. holder were a U.S. resident, unless an applicable income tax treaty provides otherwise. A non-U.S. corporation receiving effectively connected dividends may also be subject to an additional “branch profits tax” imposed at a rate of 30% (or a lower treaty rate) on the earnings and profits attributable to its effectively connected income.

Gain on Disposition of Common Stock

A non-U.S. holder generally will not be subject to U.S. federal income tax on any gain realized upon the sale or other disposition of common stock unless:

•

the gain is “effectively connected” with the non-U.S. holder’s conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment); or

•	our common stock constitutes a U.S. real property interest by reason of our status as a U.S. real property holding corporation for U.S. federal income tax purposes.

Unless an applicable treaty provides otherwise, gain described in the first bullet point above generally will be subject to regular U.S. federal income tax as if the non-U.S. holder were a U.S. resident and, in the case of non-U.S. holders taxed as corporations, the branch profits tax described above.

Generally, a corporation is a U.S. real property holding corporation, or USRPHC, if the fair market value of its U.S. real property interests, as defined in the Code and applicable Treasury Regulations, equals or exceeds 50% of the aggregate fair market value of its worldwide real property interests and its other assets used or held for use in a trade or business.

We believe that we are not, and currently do not anticipate becoming, a USRPHC. However, there can be no assurance that our current analysis is correct or that we will not become a USRPHC in the future. Even if we are or become a USRPHC, as long as our common stock is “regularly traded on an established securities market,” within the meaning of applicable Treasury Regulations, such common stock will be treated as U.S. real property interests only if the non-U.S. holder actually or constructively held more than 5% of such regularly traded common stock at some time during the shorter of the five year period preceding the disposition or the non-U.S. holder’s holding period.

Backup Withholding and Information Reporting

Information returns will be filed with the IRS in connection with payments of dividends and may be filed with the IRS in connection with the proceeds from a sale or other disposition of common stock. A non-U.S. holder may have to comply with certification procedures to establish that it is not a U.S. person in order to avoid certain information reporting and backup withholding requirements. The certification procedures required to claim a reduced rate of withholding under a treaty generally will satisfy the certification requirements necessary to avoid backup withholding, as well. The amount of any backup withholding from a payment to a non-U.S. holder will be allowed as a credit against its U.S. federal income tax liability and may entitle it to a refund, provided that the required information is timely furnished to the IRS. Copies of these information returns may also be made available under the provisions of a specific treaty or agreement to the tax authorities of the country in which the non-U.S. holder resides or is established.

U.S. Federal Estate Tax

Shares of common stock held (or deemed held) by an individual who is a non-U.S. holder at the time of his or her death will be included in such non-U.S. holder’s gross estate for U.S. federal estate tax purposes, unless an applicable estate tax treaty provides otherwise.

Additional Withholding Requirements

Pursuant to Sections 1471 through 1474 of the Code, or FATCA, U.S. tax may be withheld at the rate of 30% on payments of dividends and, beginning on January 1, 2019, gross proceeds from the sale or other taxable disposition of our common stock made to non-U.S. financial institutions and certain other foreign non-financial entities unless such foreign entities satisfy certain reporting requirements or certification requirements, unless a relevant exemption applies. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules. Prospective holders of our common stock are encouraged to consult with their own tax advisors regarding the possible implications of FATCA on an investment in our common stock.

UNDERWRITING

We are offering the shares of common stock described in this prospectus supplement through the underwriters named below. J.P. Morgan Securities LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated are acting as joint book-running managers and as underwriters in connection with this offering. We have entered into an underwriting agreement with the underwriters. Subject to the terms and conditions of the underwriting agreement, we have agreed to sell to the underwriters, and each underwriter has severally agreed to purchase, at the public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus supplement, the number of shares of common stock listed next to its name in the following table:

Name	Number of Shares
J.P. Morgan Securities LLC	1,001,654
Merrill Lynch, Pierce, Fenner & Smith Incorporated	836,244

Total	1,837,898

The underwriters are committed to purchase all the common shares offered by us if they purchase any shares. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may also be increased or the offering may be terminated.

The underwriters propose to offer the common shares directly to the public at the public offering price set forth on the cover page of this prospectus supplement and to certain dealers at that price less a concession not in excess of $1.877 per share. After the public offering of the shares, the offering price and other selling terms may be changed by the underwriters. Sales of shares made outside of the United States may be made by affiliates of the underwriters.

The underwriters have an option to buy up to an additional 275,684 of shares of common stock from us. The underwriters have 30 days from the date of the underwriting agreement to exercise this option. If any shares of common stock are purchased with this option, the underwriters will purchase shares in approximately the same proportion as shown in the table above. If any additional shares of common stock are purchased, the underwriters will offer the additional shares on the same terms as those on which the shares are being offered.

The underwriting fee is equal to the public offering price per share of common stock less the amount paid by the underwriters to us per share of common stock. The underwriting fee is $3.128575 per share. The following table shows the per share and total underwriting discounts and commissions to be paid to the underwriters assuming both no exercise and full exercise of the underwriters’ option to purchase additional shares.

	Without option exercise	With full option exercise
Per Share	$3.128575	$3.128575
Total	$5,750,001.74	$6,612,499.81

Pursuant to the terms of the underwriting agreement, we have agreed to reimburse the underwriters for certain expenses, including reasonable fees and expenses of counsel, relating to certain aspects of this offering in an amount up to $10,000. We estimate that the total expenses of this offering, including registration, filing and listing fees, printing fees and legal and accounting expenses, but excluding the underwriting discounts and commissions, will be approximately $0.2 million.

A prospectus in electronic format may be made available on the web sites maintained by one or more underwriters, or selling group members, if any, participating in the offering. The underwriters may agree to allocate a number of shares to underwriters and selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the underwriters and selling group members that may make Internet distributions on the same basis as other allocations.

We have agreed, subject to limited exceptions, that we will not: (1) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, or file with the SEC a registration statement under the Securities Act relating to, any shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock, or publicly disclose the intention to make any offer, sale, pledge, disposition or filing, or (2) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of any shares of our common stock or such other securities (regardless of whether any such transaction described in clause (1) or (2) above are to be settled by the delivery of shares of common stock, or such other securities, in cash or otherwise), in each case without the prior written consent of J.P. Morgan Securities LLC, for a period of 60 days after the date of this prospectus supplement. Subject to certain limitations, this agreement does not apply to, among other things, (i) the sale of shares of common stock to the underwriters pursuant to the underwriting agreement or the issuance of the notes offered in the Concurrent Offering, (ii) issuances of options or other equity awards pursuant to employee equity incentive plans existing on, or upon the conversion, exercise or exchange of convertible or exchangeable securities outstanding as of the date of this offering, (iii) the filing of any registration statement on Form S-8 or a successor form thereto relating to any shares of common stock granted under any employee equity incentive plans, or (iv) the issuance of securities in connection with the acquisition by us of the securities, business, property or other assets of another person or entity, or the issuance of securities in connection with joint ventures, commercial relationships or other strategic transactions, provided that the securities issued pursuant to this clause (iv) shall not exceed 5% of our common stock in the aggregate on the date of this prospectus supplement.

Our directors and executive officers have entered into lock-up agreements with the underwriters prior to the commencement of this offering pursuant to which each of these persons, with limited exceptions, for a period of 60 days after the date of this prospectus supplement, may not, without the prior written consent of J.P. Morgan Securities LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated, (1) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock (including, without limitation, common stock which may be deemed to be beneficially owned by such directors and executive officers in accordance with the rules and regulations of the SEC and securities which may be issued upon exercise of a stock option or warrant), or publicly disclose the intention to make any offer, sale, pledge or disposition, (2) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of any shares of our common stock or such other securities (regardless of whether any such transaction described in clause (1) above or this clause (2) is to be settled by delivery of common stock or such other securities, in cash or otherwise), or (3) make any demand for or exercise any right with respect to the registration of any shares of our common stock or any security convertible into or exercisable or exchangeable for our common stock. Each of the lock-up agreements contains certain exceptions, including transfers of shares as a bona fide gift or by will or intestacy; transfers to certain entities or persons affiliated with the stockholder; transfers of shares to any trust, the sole beneficiaries of which are the transferor and/or its immediate family members; the establishment of any contract, instruction or plan complying with Rule 10b5-1 promulgated under the Exchange Act (provided that no sales pursuant to such newly-established contract, instruction or plan may occur prior to the expiration of the 60-day period referred to above); transfers or sales pursuant to existing contracts, instructions or plans complying with Rule 10b5-1 promulgated under the Exchange Act that have been entered into prior to the date of the lock-up agreements; or transfers or sales to cover tax withholding obligations in connection with the vesting of restricted stock units; provided that in the case of each of the above (except transfers by will or intestacy or transfers or sales pursuant to a contract, instruction or plan complying with Rule 10b5-1 promulgated under the Exchange Act and sales to cover tax withholding obligations), each donee, distributee, transferee and recipient agrees to be subject to the restrictions described in this paragraph and no transaction includes a disposition for value.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

Our common stock is listed on the Nasdaq Global Select Market under the symbol “CLVS.”

In connection with this offering, the underwriters may engage in stabilizing transactions, which involves making bids for, purchasing and selling shares of common stock in the open market for the purpose of preventing or retarding a decline in the market price of the common stock while this offering is in progress. These stabilizing transactions may include making short sales of the common stock, which involves the sale by the underwriters of a greater number of shares of common stock than they are required to purchase in this offering, and purchasing shares of common stock on the open market to cover positions created by short sales. Short sales may be “covered” shorts, which are short positions in an amount not greater than the underwriters’ option referred to above, or may be “naked” shorts, which are short positions in excess of that amount. The underwriters may close out any covered short position either by exercising their option, in whole or in part, or by purchasing shares in the open market. In making this determination, the underwriters will consider, among other things, the price of shares available for purchase in the open market compared to the price at which the underwriters may purchase shares through the option. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market that could adversely affect investors who purchase in this offering. To the extent that the underwriters create a naked short position, they will purchase shares in the open market to cover the position.

The underwriters have advised us that, pursuant to Regulation M of the Securities Act of 1933, they may also engage in other activities that stabilize, maintain or otherwise affect the price of the common stock, including the imposition of penalty bids. This means that if the underwriters purchase common stock in the open market in stabilizing transactions or to cover short sales, the underwriters that sold those shares as part of this offering may be required to repay the underwriting discount received by them.

These activities may have the effect of raising or maintaining the market price of the common stock or preventing or retarding a decline in the market price of the common stock, and, as a result, the price of the common stock may be higher than the price that otherwise might exist in the open market. If the underwriters commence these activities, they may discontinue them at any time. The underwriters may carry out these transactions on the Nasdaq Global Select Market, in the over-the-counter market or otherwise.

In addition, in connection with this offering certain of the underwriters (and selling group members) may engage in passive market making transactions in our common stock on the Nasdaq Global Select Market prior to the pricing and completion of this offering. Passive market making consists of displaying bids on the Nasdaq Global Select Market no higher than the bid prices of independent market makers and making purchases at prices no higher than these independent bids and effected in response to order flow. Net purchases by a passive market maker on each day are generally limited to a specified percentage of the passive market maker’s average daily trading volume in the common stock during a specified period and must be discontinued when such limit is reached. Passive market making may cause the price of our common stock to be higher than the price that otherwise would exist in the open market in the absence of these transactions. If passive market making is commenced, it may be discontinued at any time.

In the ordinary course of their various business activities, the underwriters and their affiliates, officers, directors and employees may purchase, sell or hold a broad array of investments and actively trade securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments for their own account and for the accounts of their customers, and such investment and trading activities may involve or relate to our assets, securities and/or instruments (directly, as collateral securing other obligations or otherwise) and/or persons and entities with relationships with us. The underwriters and their affiliates may also communicate independent investment recommendations, market color or trading ideas and/or publish or express independent research views in respect of such assets, securities or instruments and may at any time hold, or recommend to clients that they should acquire, long and/or short positions in such assets, securities and instruments.

Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the securities offered by this prospectus supplement and the accompanying prospectus in any jurisdiction where action for that purpose is required. The shares of common stock offered by this prospectus supplement may not be offered or sold, directly or indirectly, nor may this prospectus supplement or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus supplement comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus supplement. This prospectus supplement does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus supplement in any jurisdiction in which such an offer or a solicitation is unlawful.

Notice to Prospective Investors in the European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State, no offer of shares described in this Prospectus Supplement may be made to the public in that Relevant Member State other than under the following exemptions in the Prospectus Directive:

A.	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

B.	to fewer than 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) in such Relevant Member State, subject to obtaining the prior consent of the underwriters; or

C.	in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of shares shall require us or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive and each person who initially acquires any shares or to whom any offer is made will be deemed to have represented, acknowledged and agreed to and with us and each of the underwriters that it is a “qualified investor” within the meaning of the law in that Relevant Member State implementing Article 2(1)(e) of the Prospectus Directive.

In the case of any shares being offered to a financial intermediary as that term is used in Article 3(2) of the Prospectus Directive, each such financial intermediary will be deemed to have represented, acknowledged and agreed that the shares acquired by it in the offer have not been acquired on a non-discretionary basis on behalf of, nor have they been acquired with a view to their offer or resale to, persons in circumstances which may give rise to an offer of any shares to the public other than their offer or resale in a Relevant Member State to qualified investors as so defined or in circumstances in which the prior consent of their representative has been obtained to each such proposed offer or resale.

For the purposes of this provision, the expression an “offer of shares to the public” in relation to any shares in any Relevant Member State means the communication in any form and by means of sufficient information on the terms of the offer and the shares to be offered so as to enable an investor to decide to purchase shares, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State. The expression “Prospectus Directive” means Directive 2003/71/EC (as amended, including by Directive 2010/73/EU), and includes any relevant implementing measure in the Relevant Member State.

Notice to Prospective Investors in the United Kingdom

In addition, in the United Kingdom, this document is being distributed only to, and is directed only at, and any offer subsequently made may only be directed at persons who are “qualified investors” (as defined in the Prospectus Directive) (i) who have professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Order”) and/or (ii) who are high net worth companies (or persons to whom it may otherwise be lawfully communicated) falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”) or otherwise in circumstances which have not resulted and will not result in an offer to the public of the shares in the United Kingdom within the meaning of the Financial Services and Markets Act 2000.

Any person in the United Kingdom that is not a relevant person should not act or rely on the information included in this document or use it as basis for taking any action. In the United Kingdom, any investment or investment activity that this document relates to may be made or taken exclusively by relevant persons.

Notice to Prospective Investors in Canada

The shares may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the shares must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Notice to Prospective Investors in Switzerland

The shares may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange (“SIX”) or on any other stock exchange or regulated trading facility in Switzerland. This document does not constitute a prospectus within the meaning of, and has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering or marketing material relating to the shares or the offering may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this document nor any other offering or marketing material relating to the offering, us, or the shares have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of shares will not be supervised by, the Swiss Financial Market Supervisory Authority FINMA (FINMA), and the offer of shares has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes (“CISA”). The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of shares.

Notice to Prospective Investors in Australia

This prospectus supplement:

•	does not constitute a product disclosure document or a prospectus under Chapter 6D.2 of the Corporations Act 2001 (Cth) (the “Corporations Act”);

•

has not been, and will not be, lodged with the Australian Securities and Investments Commission (“ASIC”), as a disclosure document for the purposes of the Corporations Act and does not purport to include the information required of a disclosure document under Chapter 6D.2 of the Corporations Act;

•

does not constitute or involve a recommendation to acquire, an offer or invitation for issue or sale, an offer or invitation to arrange the issue or sale, or an issue or sale, of interests to a “retail client” (as defined in section 761G of the Corporations Act and applicable regulations) in Australia; and

•

may only be provided in Australia to select investors who are able to demonstrate that they fall within one or more of the categories of investors, or Exempt Investors, available under section 708 of the Corporations Act.

The shares may not be directly or indirectly offered for subscription or purchased or sold, and no invitations to subscribe for or buy the shares may be issued, and no draft or definitive offering memorandum, advertisement or other offering material relating to any shares may be distributed in Australia, except where disclosure to investors is not required under Chapter 6D of the Corporations Act or is otherwise in compliance with all applicable Australian laws and regulations. By submitting an application for the shares, you represent and warrant to us that you are an Exempt Investor.

As any offer of shares under this document will be made without disclosure in Australia under Chapter 6D.2 of the Corporations Act, the offer of those securities for resale in Australia within 12 months may, under section 707 of the Corporations Act, require disclosure to investors under Chapter 6D.2 if none of the exemptions in section 708 applies to that resale. By applying for the shares you undertake to us that you will not, for a period of 12 months from the date of issue of the shares, offer, transfer, assign or otherwise alienate those securities to investors in Australia except in circumstances where disclosure to investors is not required under Chapter 6D.2 of the Corporations Act or where a compliant disclosure document is prepared and lodged with ASIC.

Notice to Prospective Investors in Japan

The shares have not been and will not be registered pursuant to Article 4, Paragraph 1 of the Financial Instruments and Exchange Act. Accordingly, none of the shares nor any interest therein may be offered or sold, directly or indirectly, in Japan or to, or for the benefit of, any “resident” of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to or for the benefit of a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Act and any other applicable laws, regulations and ministerial guidelines of Japan in effect at the relevant time.

Notice to Prospective Investors in Hong Kong

The shares have not been offered or sold and will not be offered or sold in Hong Kong, by means of any document, other than (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance; or (b) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance. No advertisement, invitation or document relating to the shares has been or may be issued or has been or may be in the possession of any person for the purposes of issue, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance and any rules made under that Ordinance.

Notice to Prospective Investors in Singapore

This prospectus supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of shares may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275, of the SFA, or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the shares are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

(a)	a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b)	a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

securities (as defined in Section 239(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the shares pursuant to an offer made under Section 275 of the SFA except:

(a)	to an institutional investor or to a relevant person defined in Section 275(2) of the SFA, or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA;

(b)	where no consideration is or will be given for the transfer;

(c)	where the transfer is by operation of law;

(d)	as specified in Section 276(7) of the SFA; or

(e)	as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore.

Notice to Prospective Investors in China

This prospectus supplement does not constitute a public offer of the shares, whether by sale or subscription, in the People’s Republic of China (the “PRC”). The shares are not being offered or sold directly or indirectly in the PRC to or for the benefit of, legal or natural persons of the PRC.

Further, no legal or natural persons of the PRC may directly or indirectly purchase any of the shares or any beneficial interest therein without obtaining all prior PRC’s governmental approvals that are required, whether statutorily or otherwise. Persons who come into possession of this document are required by the issuer and its representatives to observe these restrictions.

Certain of the underwriters and their affiliates have provided in the past to us and our affiliates and may provide from time to time in the future certain commercial banking, financial advisory, investment banking and other services for us and such affiliates in the ordinary course of their business, for which they have received and may continue to receive customary fees and commissions. In addition, from time to time, certain of the underwriters and their affiliates may effect transactions for their own account or the account of customers, and hold on behalf of themselves or their customers, long or short positions in our debt or equity securities or loans, and may do so in the future.

LEGAL MATTERS

The validity of shares of our common stock offered by this prospectus supplement will be passed upon for us by Willkie Farr & Gallagher LLP, New York, New York. Certain legal matters in connection with this offering will be passed upon for the underwriters by Latham & Watkins LLP, San Diego, California.

EXPERTS

The consolidated financial statements of Clovis Oncology, Inc. appearing in Clovis Oncology, Inc.’s Annual Report (Form 10-K) for the year ended December 31, 2017, and the effectiveness of Clovis Oncology, Inc.’s internal control over financial reporting as of December 31, 2017, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such financial statements are, and audited financial statements to be included in subsequently filed documents will be, incorporated herein in reliance upon the reports of Ernst & Young LLP pertaining to such financial statements and the effectiveness of our internal control over financial reporting as of the respective dates (to the extent covered by consents filed with the Securities and Exchange Commission) given on the authority of such firm as experts in accounting and auditing.

Prospectus

COMMON STOCK

DEBT SECURITIES

We may offer and sell, separately or concurrently, our common stock and debt securities from time to time in one or more offerings. This prospectus describes the general terms of our common stock and debt securities and the general manner in which such securities will be offered. We will describe the specific manner in which these securities will be offered in supplements to this prospectus, which may also supplement, update or amend information contained in this prospectus. We may also authorize one or more free writing prospectuses to be provided to you in connection with these offerings. You should read this prospectus and any applicable prospectus supplement or free writing prospectuses before you invest.

We may offer our securities in amounts, at prices and on terms determined at the time of offering. The securities may be sold directly to you, through agents or through underwriters and dealers. If agents, underwriters or dealers are used to sell the shares, we will name them and describe their compensation in a prospectus supplement. In addition, selling stockholders to be named in a prospectus supplement may offer to sell shares of our common stock from time to time in one or more offerings. For additional information on the methods of sale, you should refer to the section entitled “Plan of Distribution” in this prospectus and in the applicable prospectus supplement.

Our common stock is listed on the Nasdaq Global Select Market under the symbol “CLVS.” On April 13, 2018 the last reported sale price of our common stock on the Nasdaq Global Select Market was $60.64 per share.

Investing in our securities involves risks. See “Risk Factors” on page 5 of this prospectus and any other risk factors included in any accompanying prospectus supplement and in the documents incorporated by reference in this prospectus or any prospectus supplement for a discussion of the factors you should carefully consider before deciding to purchase shares of our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

We or any selling stockholder may offer and sell these securities to or through one or more underwriters, dealers and agents, or directly to purchasers, on a continuous or delayed basis. The names of any underwriters or agents and the terms of the arrangements with such entities will be stated in an accompanying prospectus supplement.

The date of this prospectus is April 16, 2018

(i)

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or the SEC, using a “shelf” registration process. Under this shelf registration process, we or a selling stockholder may from time to time offer to sell securities in one or more offerings.

This prospectus provides you with a general description of the securities we may offer. Each time we or a selling stockholder offer a type or series of such securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement, or information incorporated by reference in this prospectus or any prospectus supplement that is of a more recent date, may also add, update or change information contained in this prospectus. To the extent that any statement that we make in a prospectus supplement is inconsistent with statements made in this prospectus, the statements made in this prospectus will be deemed modified or superseded by those made in the prospectus supplement. You should read both this prospectus and any applicable prospectus supplement, together with the additional information described below under the heading “Where You Can Find More Information.” This prospectus may not be used to consummate a sale of our securities unless it is accompanied by a prospectus supplement. We may also authorize one or more free writing prospectuses to be provided to you that may contain material information relating to these offerings.

You should rely only on the information contained in or incorporated by reference in this prospectus, any accompanying prospectus supplement or any related free writing prospectus filed by us with the SEC. We have not authorized anyone to provide you with different information. This prospectus and any accompanying prospectus supplement do not constitute an offer to sell or the solicitation of an offer to buy our securities other than our securities described in such accompanying prospectus supplement or an offer to sell or the solicitation of an offer to buy our securities in any circumstances in which such offer or solicitation is unlawful. You should assume that the information appearing in this prospectus, any prospectus supplement, the documents incorporated by reference and any related free writing prospectus is accurate only as of their respective dates. Our business, financial condition, results of operations and prospects may have changed materially since those dates.

Clovis Oncology®, the Clovis logo and Rubraca™ are trademarks of Clovis Oncology, Inc. in the United States and in other selected countries. All other brand names or trademarks appearing in this prospectus are the property of their respective holders. Unless the context requires otherwise, references in this prospectus to “Clovis,” the “Company,” “we,” “us,” and “our” refer to Clovis Oncology, Inc. together with its consolidated subsidiaries.

WHERE YOU CAN FIND MORE INFORMATION

We file reports and proxy statements with the SEC. These filings include our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and proxy statements on Schedule 14A, as well as any amendments to those reports and proxy statements, and are available free of charge through our website as soon as reasonably practicable after we file them with, or furnish them to, the SEC. Once at www.clovisoncology.com, go to Investors & News/SEC Filings to locate copies of such reports and proxy statements. Our website and the information contained on, or that can be accessed through, the website will not be deemed to be incorporated by reference in, and are not considered part of, this prospectus. You should not rely on any such information in making your decision whether to purchase our securities You may also read and copy materials that we file with SEC at the SEC’s Public Reference Room at 100 F Street, NE, Washington, DC 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains a website at www.sec.gov that contains reports, proxy and information statements and other information regarding us and other issuers that file electronically with the SEC.

We have filed with the SEC a registration statement on Form S-3 under the Securities Act of 1933, as amended, or the Securities Act, relating to our securities being offered by this prospectus. This prospectus, which constitutes part of that registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules which are part of the registration statement. For further information about us and the securities offered, see the registration statement and the exhibits and schedules thereto. Statements contained in this prospectus regarding the contents of any contract or any other document to which reference is made are not necessarily complete, and, in each instance where a copy of a contract or other document has been filed as an exhibit to the registration statement, reference is made to the copy so filed, each of those statements being qualified in all respects by the reference.

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus the information we file with the SEC in other documents, which means that we can disclose important information to you by referring you to those documents instead of having to repeat the information in this prospectus. The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the SEC will automatically update and supersede such information. We incorporate by reference the documents listed below and any future information filed (rather than furnished) with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, between the date of this prospectus and the date we terminate the offering, provided, however, that we are not incorporating any information furnished under Item 2.02 or Item 7.01 of any Current Report on Form 8-K:

•	our Annual Report on Form 10-K for the year ended December 31, 2017, as filed with the SEC on February 27, 2018;

•	our Definitive Proxy Statement on Schedule 14A, as filed with the SEC on April 26, 2017, and the additional definitive proxy soliciting materials, as filed with the SEC on April 26, 2017;

•	our Current Reports on Form 8-K, as filed with the SEC on July 7, 2017 and April 10, 2018; and

•

the description of our common stock contained in our registration statement on Form 8-A as filed with the SEC on November 10, 2011, including any amendments or reports filed for the purpose of updating the description.

We will furnish without charge to you a copy of any or all of the documents incorporated by reference, including exhibits to these documents, upon written or oral request. Direct your written request to: Investor Relations, Clovis Oncology, Inc., 5500 Flatiron Parkway, Suite 100, Boulder, Colorado 80301, or contact Investor Relations at (303) 625-5000.

A statement contained in a document incorporated by reference into this prospectus shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus, any prospectus supplement or in any other subsequently filed document which is also incorporated in this prospectus modifies or replaces such statement. Any statements so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the information incorporated herein by reference includes statements that are, or may be deemed, “forward-looking statements.” In some cases, these forward-looking statements can be identified by the use of forward-looking terminology, including the terms “believes,” “estimates,” “anticipates,” “expects,” “plans,” “intends,” “may,” “could,” “might,” “will,” “should,” “approximately” or, in each case, their negative or other variations thereon or comparable terminology, although not all forward-looking statements contain these words. They appear in a number of places throughout this prospectus and include statements regarding our intentions, beliefs, projections, outlook, analyses or current expectations concerning, among other things, our ongoing and planned non-clinical studies and clinical trials, the timing of and our ability to make regulatory filings and obtain and maintain regulatory approvals for our product candidates, the degree of clinical utility of our products, particularly in specific patient populations, expectations regarding clinical trial data, our results of operations, financial condition, liquidity, prospects, growth and strategies, the industry in which we operate and the trends that may affect the industry or us.

By their nature, forward-looking statements involve risks and uncertainties because they relate to events, competitive dynamics, and industry change and depend on the economic circumstances that may or may not occur in the future or may occur on longer or shorter timelines than anticipated. We caution you that forward-looking statements are not guarantees of future performance and that our actual results of operations, financial condition and liquidity, and the development of the industry in which we operate may differ materially from the forward-looking statements contained herein.

Any forward-looking statements that we make in this prospectus speak only as of the date of such statement, and unless required by law, we undertake no obligation to update such statements to reflect events or circumstances after the date of this prospectus or to reflect the occurrence of unanticipated events. For all forward-looking statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

Please refer to the section entitled “Risk Factors” of this prospectus, and any other risk factors set forth in any accompanying prospectus supplement and in any information incorporated by reference in this prospectus or any accompanying prospectus supplement to better understand the risks and uncertainties inherent in our business and underlying any forward-looking statements, as well as any other risk factors and cautionary statements described in the documents we file from time to time with the SEC, specifically our most recent Annual Report on Form 10-K, and any subsequent Quarterly Reports on Form 10-Q and our Current Reports on Form 8-K.

ABOUT CLOVIS

We are a biopharmaceutical company focused on acquiring, developing and commercializing innovative anti-cancer agents in the United States, Europe and additional international markets. We target our development programs for the treatment of specific subsets of cancer populations, and simultaneously develop, with partners, diagnostic tools intended to direct a compound in development to the population that is most likely to benefit from its use.

Our marketed product Rubraca® (rucaparib) is approved in the United States by the Food and Drug Administration, or FDA, for two indications, encompassing two settings for the treatment of recurrent epithelial ovarian, fallopian tube or primary peritoneal cancer.

Our Marketing Authorization Application, or MAA, submitted to the European Union’s European Medicines Agency, or EMA, for an ovarian cancer treatment indication for Rubraca is currently under review.

Beyond our initial labeled indication, we have a robust Rubraca clinical development program underway in a variety of solid tumor types, including prostate and bladder cancers, and in July 2017, we entered into a broad clinical collaboration with Bristol-Myers Squibb Company to evaluate the combination of their immunotherapy Opdivo® (nivolumab) with Rubraca in several tumor types.

We hold worldwide rights for Rubraca. In June 2011, we obtained an exclusive, worldwide license from Pfizer to develop and commercialize rucaparib. U.S. Patent 6,495,541, and its equivalent counterparts issued in dozens of countries, directed to the rucaparib composition of matter, expire in 2020 and are potentially eligible for up to five years patent term extension in various jurisdictions. We believe that patent term extension under the Drug Price

Competition and Patent Term Restoration Act of 1984 (the “Hatch-Waxman Act”) could be available to extend our patent exclusivity for rucaparib to the fourth quarter of 2023 in the United States. In Europe, we believe that patent term extension under a supplementary protection certificate could be available for an additional five years to at least 2025. In April 2012, we obtained an exclusive license from AstraZeneca under a family of patents and patent applications which will permit the development and commercialization of rucaparib for certain methods of treating patients with PARP inhibitors. Additionally, other patents and patent applications are directed to methods of making, methods of using, dosing regimens, various salt and polymorphic forms and formulations and have expiration dates ranging from 2020 through potentially 2035, including the camsylate salt/polymorph patent family licensed from Pfizer, which expires in 2031 and a patent application directed to high dosage strength rucaparib tablets that, if issued, will expire in 2035. We are aware of a number of challenges of salt and polymorph patents. Two oppositions were filed in the granted European counterpart of the rucaparib camsylate salt/polymorph patent on June 20, 2017. European oppositions are commonly filed against patents related to pharmaceutical products. The grounds of opposition related to Rubraca were lack of novelty and lack of inventive step. The novelty and inventive step challenges are based on prior art references (or closely related disclosures) that were previously raised by the European patent examiner during prosecution of the application. The claims of the granted patent were found to be patentable over this prior art. A preliminary opinion and summons to oral proceedings were issued on April 4, 2018. The oral hearing is scheduled for December 4, 2018. The preliminary opinion provides a non-binding indication of the tribunal’s view. In the preliminary opinion the tribunal agree with some of our positions and agree with certain objections made by the opponents. As part of the proceeding we have the opportunity to submit further argument and pursue alternative claims in the form of auxiliary requests. While the ultimate results of patent challenges can be difficult to predict, we believe a number of factors, including a constellation of unexpected properties, support the novelty and non-obviousness of our rucaparib camsylate salt/polymorph composition of matter patent. We believe a successful challenge of all claims relevant to Rubraca would be difficult. On March 8, 2018, we received a notice of allowance in the United States for our high dosage strength rucaparib tablets patent application. After the issue fee was paid, we received an action in its European counterpart based on a publication not previously considered in the United States application, and on April 11, 2018 we submitted that reference for consideration with respect to the United States patent application. We believe that, if issued, this patent will include claims that cover the commercial Rubraca product, including all commercial dosage strengths and will expire in 2035. Additionally, in Europe, regulatory exclusivity is available for ten years, plus one year for a new indication, therefore, we believe that we will have regulatory exclusivity for Rubraca in Europe, pending European Commission approval of the treatment indication, expected in the second quarter of 2018, and an additional indication, if approved, until at least 2029.

We have built our organization to support innovative oncology drug development for the treatment of specific subsets of cancer populations. To implement our strategy, we have assembled an experienced team with core competencies in global clinical and non-clinical development, regulatory operations and commercialization in oncology, as well as conducting collaborative relationships with companies specializing in companion diagnostic development.

We were incorporated under the laws of the State of Delaware in April 2009. Our principal executive offices are located at 5500 Flatiron Parkway, Suite 100, Boulder, Colorado 80301, and our telephone number is (303) 625-5000. Our website address is www.clovisoncology.com. Our website and the information contained on, or that can be accessed through, the website will not be deemed to be incorporated by reference in, and are not considered part of, this prospectus. You should not rely on any such information in making your decision whether to purchase our securities.

RISK FACTORS

Investing in our securities involves significant risks. Please see the risk factors under the heading “Risk Factors” in our most recently filed Annual Report on Form 10-K, as revised or supplemented by our Quarterly Reports on Form 10-Q filed with the SEC since the filing of our most recent Annual Report on Form 10-K, which is incorporated by reference in this prospectus, including those described under “Cautionary Note Regarding Forward-Looking Statements.” Before making an investment decision, you should carefully consider these risks as well as other information we include or incorporate by reference in this prospectus and any prospectus supplement. The risks and uncertainties we have described are not the only ones facing our company. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our business operations.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our ratio of earnings to fixed charges in each of the fiscal years ended December 31, 2017, 2016, 2015, 2014 and 2013. The following should be read in conjunction with our consolidated financial statements, including the notes thereto, and the other financial information included or incorporated by reference herein.

Year ended December 31,
2017	2016	2015	2014	2013
—	—	—	—	—

For the fiscal years ended December 31, 2017, 2016, 2015, 2014 and 2013, we had earnings to fixed charges deficiencies of $350.0 million, $381.2 million, $381.9 million, $157.7 million and $84.5 million, respectively.

For the purposes of computing this ratio, “earnings” consist of income (loss) before income taxes plus “fixed charges” and certain other adjustments. “Fixed charges” consist of the sum of: (a) interest expense; (b) amortized discounts; and (c) an estimate of the interest within rental expense.

We have incurred significant losses since our inception and anticipate that we will continue to incur losses for the foreseeable future.

USE OF PROCEEDS

Unless otherwise indicated in any applicable prospectus supplement, we intend to use the net proceeds from the sale of any securities offered under this prospectus for general corporate purposes, including funding of our development programs, commercial planning and sales and marketing expenses, general and administrative expenses, acquisition or licensing of additional product candidates or businesses and working capital. Pending these uses, we may invest the net proceeds in short-term, interest-bearing investment grade securities, certificates of deposit or direct or guaranteed obligations of the U.S. government. We have not determined the amount of net proceeds to be used specifically for such purposes. As a result, management will retain broad discretion over the allocation of net proceeds. Additional information on the use of net proceeds from any sale of our securities offered under this prospectus may be set forth in the prospectus supplement relating to a specific offering. We will not receive any proceeds from sales by selling stockholders.

DILUTION

If there is a material dilution of the purchasers’ equity interest from the sale of our common stock offered under this prospectus, we will set forth in any prospectus supplement the following information regarding any such material dilution of the equity interests of purchasers purchasing shares of our common stock in an offering under this prospectus:

•	the net tangible book value per share of our common stock before and after the offering;

•	the amount of the increase in such net tangible book value per share attributable to the cash payments made by the purchasers in the offering; and

•	the amount of the immediate dilution from the public offering price which will be absorbed by such purchasers.

SECURITIES WE MAY OFFER

The descriptions of the securities contained in this prospectus, together with the applicable prospectus supplements, summarize all the material terms and provisions of the various types of securities that we may offer under this prospectus. The terms of the offering of securities, the initial offering price and the net proceeds to us will be contained in the prospectus supplement, and other offering material, relating to such offer. We will also include in the prospectus supplement information, where applicable, about material United States federal income tax considerations relating to the securities and the securities exchange, if any, on which the securities will be listed.

DESCRIPTION OF COMMON STOCK

The following summary describes our common stock. Because the following is only a summary, it does not contain all of the information that may be important to you. For a complete description, you should refer to our amended and restated certificate of incorporation and amended and restated bylaws, copies of which are on file with the SEC. See “Where You Can Find More Information.”

The holders of our common stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders and are not entitled to cumulative votes with respect to the election of directors. The holders of common stock are entitled to receive dividends ratably, if, as and when dividends are declared from time to time by our board of directors out of legally available funds, after payment of dividends required to be paid on outstanding preferred stock, if any. Any decision to declare and pay dividends in the future will be made at the discretion of our board of directors and will depend on, among other things, our results of operations, cash requirements, financial condition, contractual restrictions and other factors that our board of directors may deem relevant. Upon our liquidation, dissolution or winding up, the holders of common stock are entitled to share ratably in all assets that are legally available for distribution after payment of all debts and other liabilities, subject to the prior rights of any holders of preferred stock then outstanding. The holders of common stock have no other preemptive, subscription, redemption, sinking fund or conversion rights. All outstanding shares of our common stock are fully paid and nonassessable. The shares of common stock to be issued upon closing of an offering will also be fully paid and nonassessable. The rights, preferences and privileges of holders of common stock are subject to, and may be negatively impacted by, the rights of the holders of shares of any series of preferred stock which we may designate and issue in the future.

Our amended and restated certificate of incorporation authorizes us to issue up to 100 million shares of common stock, par value $0.001 per share.

As of December 31, 2017, 50,565,119 shares of our common stock were outstanding.

As of December 31, 2017, options to purchase 5,789,735 shares of our common stock at a weighted average exercise price of $46.77 per share were outstanding.

As of December 31, 2017, 589,529 shares of our common stock were issuable upon the vesting of restricted stock units outstanding.

DESCRIPTION OF OTHER CAPITAL STOCK AND GOVERNING DOCUMENTS

The following summary describes our other capital stock and the material provisions of our amended and restated certificate of incorporation and our amended and restated bylaws and the Delaware General Corporation Law. Because the following is only a summary, it does not contain all of the information that may be important to you. For a complete description, you should refer to our amended and restated certificate of incorporation and amended and restated bylaws, copies of which are on file with the SEC. See “Where You Can Find More Information.”

Undesignated Preferred Stock

Under our amended and restated certificate of incorporation, our board of directors has the authority, without action by our stockholders, to designate and issue up to 10 million shares of preferred stock par value $0.001 per share, in one or more series and to designate the rights, preferences and privileges of each series, any or all of which may be greater than the rights of our common stock. It is not possible to state the actual effect of the issuance of any shares of preferred stock upon the rights of holders of our common stock until our board of directors determines the specific rights of the holders of preferred stock. However, the effects might include, among other things, restricting dividends on the common stock, diluting the voting power of the common stock, impairing the liquidation rights of the common stock and delaying or preventing a change in control of our common stock without further action by our stockholders and may adversely affect the market price of our common stock. As of December 31, 2017, no shares of our preferred stock were outstanding.

Registration Rights

No holders of our securities are entitled to rights with respect to the registration of their securities under the Securities Act.

Anti-Takeover Provisions of Delaware Law

We are subject to Section 203 of the Delaware General Corporation Law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a business combination with an interested stockholder for a period of three years following the date the person became an interested stockholder, unless the business combination or the transaction in which the person became an interested stockholder is approved in a prescribed manner. Generally, a business combination includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. Generally, an interested stockholder is a person who, together with affiliates and associates, owns or, in the case of affiliates or associates of the corporation, within three years prior to the determination of interested stockholder status, owned 15% or more of a corporation’s voting stock. The existence of this provision could have anti-takeover effects with respect to transactions not approved in advance by our board of directors, such as discouraging takeover attempts that might result in a premium over the market price of our common stock. The foregoing provisions of the Delaware General Corporation Law may have the effect of deterring or discouraging hostile takeovers or delaying changes in control of our company.

Charter and Bylaws Anti-Takeover Provisions

Classified Board of Directors

Our amended and restated certificate of incorporation provides that our board of directors is divided into three classes of directors, with the number of directors in each class to be as nearly equal as possible. Our classified board of directors staggers terms of the three classes and has been implemented through one, two and three-year terms for the initial three classes, followed in each case by full three-year terms. With a classified board of directors, only one-third of the members of our board of directors is elected each year. This classification of directors has the effect of making it more difficult for stockholders to change the composition of our board of directors.

Size of Board of Directors and Removal of Directors

Our amended and restated certificate of incorporation and amended and restated bylaws provide that:

•

the number of directors will be fixed from time to time exclusively pursuant to a resolution adopted by a majority of our board of directors, but must consist of not less than three directors, which will prevent stockholders from circumventing the provisions of our classified board of directors;

•	directors may be removed only for cause; and

•

vacancies on our board of directors may be filled only by a majority of directors then in office, even though less than a quorum, or by a sole remaining director, at any meeting of the board of directors.

Authorized Preferred Stock

Our amended and restated certificate of incorporation provides for the issuance by our board of directors, without stockholder approval, of shares of preferred stock, with voting power, designations, preferences and other special rights as may be determined in the discretion of our board of directors. The issuance of preferred stock could decrease the amount of earnings and assets available for distribution to the holders of common stock or could adversely affect the rights and powers, including voting rights, of holders of common stock. In certain circumstances, such issuance could have the effect of decreasing the market price of the common stock. Preferred stockholders could also make it more difficult for a third party to acquire our company.

No Stockholder Action by Written Consent

Our amended and restated certificate of incorporation and amended and restated bylaws require that any action required or permitted to be taken by our stockholders must be effected at a duly called annual or special meeting of stockholders and may not be effected by a consent in writing.

Calling of Special Meetings of Stockholders

Our amended and restated bylaws provide that special stockholder meetings for any purpose may only be called by a majority of our board of directors, our chairman or our chief executive officer.

Advance Notice Requirements for Stockholder Proposals and Director Nominations

Our amended and restated bylaws establish an advance notice procedure for stockholder proposals to be brought before an annual meeting of stockholders, including proposed nominations of candidates for election to the board of directors. Stockholders at an annual meeting may only consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of the board of directors, or by a stockholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has delivered timely written notice in proper form to our secretary of the stockholder’s intention to bring such business before the meeting. These provisions could have the effect of delaying until the next stockholder meeting stockholder actions that are favored by the holders of a majority of our outstanding voting stock. These provisions also could discourage a third party from making a tender offer for our common stock, because even if it acquired a majority of our outstanding voting stock, it would be able to take action as a stockholder, such as electing new directors or approving a merger, only at a duly called stockholders meeting and not by written consent.

Indemnification of Directors and Officers

Our amended and restated certificate of incorporation and amended and restated bylaws provide that we will, to the fullest extent permitted by Delaware corporate law, subject to certain limitations, indemnify any person made or threatened to be made a party to a proceeding by reason of that person’s former or present official capacity with us against judgments, penalties, fines, settlements and reasonable expenses. Any person is also entitled, subject to certain limitations, to payment or reimbursement of reasonable expenses (including attorneys’ fees and disbursements and court costs) in advance of the final disposition of the proceeding.

The provision regarding indemnification of our directors and officers in our amended and restated certificate of incorporation will generally not limit liability under state or federal securities laws.

We maintain a directors’ and officers’ insurance policy pursuant to which our directors and officers are insured against liability for actions taken in their capacities as directors and officers. We believe that these indemnification provisions and insurance are useful to attract and retain qualified directors and officers.

In addition, we have entered into indemnification agreements with each of our directors and named executive officers, which also provide, subject to certain exceptions, for indemnification for related expenses, including, among others, reasonable attorney’s fees, judgments, fines and settlements incurred in any action or proceeding. Your investment may be adversely affected to the extent that, in a class action or direct suit, we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

Insofar as the foregoing provisions permit indemnification of directors, officers or persons controlling us for liability arising under the Securities Act, we have been informed that in the opinion of the SEC, this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Transfer Agent and Registrar

Our transfer agent and registrar for our common stock is Continental Stock Transfer & Trust Company.

Listing

Our common stock is listed on the Nasdaq Global Select Market under the symbol “CLVS.”

DESCRIPTION OF DEBT SECURITIES

The debt securities will be direct obligations of the Company and will be either senior or subordinated debt securities and may be either secured or unsecured. We will issue the debt securities under an indenture that we will enter into with a trustee named in the indenture. While the terms we have summarized below will apply generally to any debt securities that we may offer under this prospectus, we will describe the particular terms of any debt securities that we may offer in more detail in the applicable prospectus supplement. The terms of any debt securities offered under a prospectus supplement may differ from the terms described below. Unless the context requires otherwise, whenever we refer to the indenture, we also are referring to any supplemental indentures that specify the terms of a particular series of debt securities. For purposes of this description of debt securities, references to “the Company,” “we,” “our” and “us” refer only to Clovis Oncology, Inc. and not to its subsidiaries.

General

We may issue debt securities in one or more series. A supplemental indenture will set forth specific terms of each series of debt securities. There will be prospectus supplements relating to particular series of debt securities. Each prospectus supplement will describe with respect to the particular series of debt securities offered:

•	the title of the debt securities;

•	any limit upon the aggregate principal amount of debt securities which we may issue;

•	the date or dates on which the debt securities will mature and the amount of principal which will be payable when the debt securities mature;

•

the rate or rates (which may be fixed or variable) at which the debt securities will bear interest, if any, or contingent interest, if any, as well as the dates from which interest will accrue, the dates on which interest will be payable and the record date for the interest payable on any payment date;

•	the currency or currencies in which principal, premium, if any, and interest, if any, will be paid;

•	the place or places where principal, premium, if any, and interest, if any, on the debt securities will be payable;

•	any provisions regarding our right to repurchase or redeem debt securities or of holders to require us to repurchase or redeem debt securities;

•	whether the debt securities are senior or subordinated debt securities, and if subordinated debt securities, the terms of such subordination;

•

the right, if any, of holders of the debt securities to convert them into common stock or other securities, including any contingent conversion provisions and any provisions intended to prevent dilution of those conversion rights;

•	any provisions requiring or permitting us to make payments to a sinking fund which will be used to redeem debt securities or a purchase fund which will be used to purchase debt securities;

•	any index or formula used to determine the required payments of principal, premium, if any, or interest, if any;

•	the percentage of the principal amount of the debt securities which is payable if maturity of the debt securities is accelerated because of a default;

•	any special or modified events of default or covenants with respect to the debt securities; and

•	any other terms of the debt securities, which may be different from the terms set forth in this prospectus.

The indenture will not contain any restrictions on the payment of dividends or the repurchase of our securities or any financial covenants. However, supplemental indentures relating to particular series of debt securities, or other indentures, may contain provisions of that type.

We may issue debt securities at a discount from, or at a premium to, their stated principal amount. A prospectus supplement may describe federal income tax considerations and other special considerations applicable to a debt security issued with original issue discount or a premium.

If the principal of, premium, if any, or interest, if any, with regard to any series of debt securities is payable in a foreign currency, then in the prospectus supplement relating to those debt securities, we will describe any restrictions on currency conversions, tax considerations or other material restrictions with respect to that issue of debt securities.

Form of Debt Securities

We may issue debt securities in certificated or uncertificated form, in registered form with or without coupons or in bearer form with coupons, if applicable.

We may issue debt securities of a series in the form of one or more global certificates evidencing all or a portion of the aggregate principal amount of the debt securities of that series. We may deposit the global certificates with depositaries, and the global certificates may be subject to restrictions upon transfer or upon exchange for debt securities in individually certificated form.

Events of Default and Remedies

An event of default with respect to each series of debt securities will include:

•

our default in payment of the principal of or premium, if any, on any debt securities when it becomes due and payable at its stated maturity or upon redemption, acceleration or otherwise, of any series beyond any applicable grace period specified in a supplemental indenture;

•	our default for 30 days or a different period specified in a supplemental indenture, which may be no period, in payment of any installment of interest due with regard to debt securities of any series;

•	our default for 90 days after notice in the observance or performance of any other covenants or agreements with regard to any debt securities of a series or the indenture; and

•	certain events involving our bankruptcy, insolvency or reorganization.

Supplemental indentures relating to particular series of debt securities may include other events of default.

The indenture will provide that the trustee will give to the holders of any debt securities of a series notice of any default with regard to such debt securities of that series known to the trustee (upon receipt in writing by a trust officer), within 90 days after it occurs; provided, that, except in the case of a default in the payment of the principal of, or premium, if any, or interest on any debt security, the trustee will be protected in withholding notice of the default if and so long as a committee of its trust officers in good faith determines it in the interest of the holders of the series to do so.

The indenture will provide that, if any event of default occurs and is continuing, the trustee, by notice to us, or the holders of not less than 25% in aggregate principal amount of the series of debt securities then outstanding, by notice to us and the trustee, may declare the principal of and accrued interest, if any, on all the debt securities of that series to be due and payable immediately. However, if we cure all events of default (except the failure to pay principal, premium or interest which became due solely because of the acceleration) and certain other conditions are met, that declaration may be rescinded and past defaults may be waived by the holders of a majority in aggregate principal amount of the series of debt securities then outstanding.

The holders of a majority of the outstanding principal amount of a series of debt securities will have the right to direct the time, method and place of conducting proceedings for any remedy available to the trustee, subject to certain limitations to be specified in the indenture.

A prospectus supplement will describe any additional or different events of default which apply to any series of debt securities.

Modification of the Indenture or Other Indentures

We and the trustee under the indenture may:

•

without the consent of holders of debt securities, modify the indenture to (i) cure errors, omissions, defects, inconsistencies or ambiguities, (ii) comply with covenants in the indenture described below under the heading “Mergers and Other Transactions,” (iii) establish the form and terms of any debt securities of any series as contemplated in the indenture, (iv) provide for uncertificated debt securities in addition to or in place of certificated debt securities or (v) amend, modify or supplement the indenture, or any supplemental indenture, to make any change that does not materially adversely affect the rights of any holder of debt securities, provided that any amendment, modification or supplement that conforms the indenture or any supplemental indenture, as applied to any series of debt securities, to the terms described in the prospectus (including any prospectus supplement) pursuant to which such debt securities were initially sold shall be deemed not to adversely affect the rights of holders; or

•

We and the trustee may also (i) amend or supplement the indenture or the debt securities without notice to any holder but with the written consent of the holders of a majority in aggregate principal amount of the debt securities of all series then outstanding or (ii) supplement the indenture with regard to a series of debt securities, amend or supplement a supplemental indenture relating to a series of debt securities, or amend the debt securities of a series, without notice to any holder but with the written consent of the holders of a majority in aggregate principal amount of the debt securities of that series then outstanding. The holders of a majority in principal amount of the debt securities of all series then outstanding may waive compliance by us with any provision of the indenture or the debt securities without notice to any holder. The holders of a majority in principal amount of the debt securities of any series then outstanding may waive compliance with any provision of the indenture, any supplemental indenture or the debt securities of that series with regard to the debt securities of that series without notice to any holder. However, without the consent of the holder so affected, no amendment, supplement or waiver, including a waiver of existing events of default, may: extend the fixed maturity of any debt securities, reduce the rate or extend the time for payment of interest, if any, on any debt securities, reduce the principal amount of any debt securities or the premium, if any, on any debt securities, impair or affect the right of a holder to institute suit for the payment of principal, premium, if any, or interest, if any, with regard to any debt securities, change the currency in which any debt securities are payable or impair the right, if any, to convert any debt securities into common stock or any other of our securities, reduce the percentage of debt securities required to consent to an amendment, supplement or waiver, reduce the amount payable upon the redemption of any debt security or change the time at which any debt security may or will be redeemed, modify the provisions of any supplemental indenture with respect to subordination of any debt securities of a series in a manner adverse to the holders or make any change to certain provisions of the indenture relating to, among other things, the right of holders of debt securities to receive payment of the principal of, premium and interest on those debt securities, to demand conversion and to waive existing events of default.

Mergers and Other Transactions

The indenture will provide that we may not consolidate with or merge into any other entity, or convey, transfer or lease our properties and assets substantially as an entirety to another person, unless (1) the entity formed by the consolidation or into which we are merged, or which acquires or leases our properties and assets substantially as an entirety, is a corporation organized and existing under the laws of the United States of America, a State of the United States of America or the District of Columbia, and assumes by a supplemental indenture all our obligations with regard to outstanding debt securities and our other covenants under the indenture, (2) with regard to each series of debt securities, immediately after giving effect to the transaction, no event of default with respect to that series of debt securities, and no event which would become an event of default, will have occurred and be continuing and (3) we have delivered to the trustee an officers’ certificate and an opinion of counsel, stating that the consolidation, merger, conveyance, transfer or lease and the supplemental indenture (or the supplemental indentures together) comply with this section and that all the conditions precedent relating to the transaction set forth in this section have been fulfilled.

The indenture will provide that upon any event described in the immediately preceding paragraph, the successor entity will succeed to and be substituted for us, and may exercise every right of ours under the indenture and each supplemental indenture relating to outstanding series of debt securities, and the predecessor entity will be relieved of all obligations and covenants under the indenture and each supplemental indenture.

Concerning the Trustee

We will identify the trustee with respect to any series of debt securities in the prospectus supplement relating to the debt securities. You should note that if the trustee becomes a creditor of ours, the indenture and the Trust Indenture Act of 1939 limit the rights of the trustee to obtain payment of claims in certain cases, or to realize on certain property received in respect of certain claims, as security or otherwise. The trustee and its affiliates may engage in, and will be permitted to continue to engage in, other transactions with us and our affiliates. If, however, the trustee, acquires any “conflicting interest” within the meaning of the Trust Indenture Act of 1939, it must eliminate the conflict or resign.

The holders of a majority in principal amount of the then outstanding debt securities of any series may direct the time, method and place of conducting any proceeding for any remedy available to the trustee with regard to that series or of exercising any trust or power conferred on the trustee with regard to the debt securities of that series. However, the trustee may refuse to follow any direction that conflicts with law or the indenture or, subject to the indenture, that the trustee determines is unduly prejudicial to the rights of other holders or that would involve the trustee in personal liability; provided, however, that the trustee may take any other action deemed proper by the trustee that is not inconsistent with such direction. Prior to taking any action as a result of a direction given under this paragraph, the trustee will be entitled to indemnification satisfactory to it in its sole discretion against all losses and expenses caused by taking or not taking that action. If an event of default occurs and is continuing, the trustee, in the exercise of its rights and powers, must use the degree of care and skill in their exercise, as a prudent person would exercise in the conduct of his or her own affairs, provided that, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any of the holders of the debt securities, unless they have offered to the trustee indemnity or security satisfactory to the trustee.

Governing Law

Each of the indentures, each supplemental indenture, and the debt securities issued under them will be governed by, and construed in accordance with, the laws of the State of New York.

SELLING STOCKHOLDERS

Information about selling stockholders, where applicable, will be set forth in a prospectus supplement, in a post-effective amendment or in filings we make with the SEC under the Exchange Act that are incorporated by reference.

PLAN OF DISTRIBUTION

We and any selling stockholder may sell our securities from time to time pursuant to underwritten public offerings, negotiated transactions, block trades or a combination of these methods. We may sell our securities separately or together:

•	to or through one or more underwriters, brokers or dealers;

•	through agents;

•	directly to one or more purchasers; or

•	through a combination of any of these methods of sale.

We may distribute our securities from time to time in one or more transactions:

•	at a fixed price or prices, which may be changed;

•	at market prices prevailing at the time of sale;

•	at prices related to such prevailing market prices; or

•	at negotiated prices.

Any selling stockholders will act independently of us in making decisions with respect to the timing, manner and size of each sale of shares of our common stock being offered by this prospectus.

The related prospectus supplement will set forth the terms of each offering, including:

•	the name or names of any agents, dealers, underwriters or investors who purchase the securities;

•	the purchase price of the securities being offered and the proceeds we will receive from the sale;

•	the amount of any compensation, discounts, commissions or fees to be received by the underwriters, dealer or agents;

•	any over-allotment options under which underwriters may purchase additional securities from us;

•	any discounts or concessions allowed or reallowed or paid to dealers;

•	any securities exchanges on which such securities may be listed;

•	the terms of any indemnification provisions, including indemnification from liabilities under the federal securities laws; and

•	the nature of any transaction by an underwriter, dealer or agent during the offering that is intended to stabilize or maintain the market prices of the securities.

Offers to purchase our securities being offered by this prospectus may be solicited directly. In addition, agents to solicit offers to purchase our securities may be designated from time to time. The securities being offered by this prospectus may be sold by any method permitted by law, including sales of our common stock deemed to be an “at the market” offering as defined in Rule 415(a)(4) under the Securities Act, including without limitation sales of our common stock made directly on the Nasdaq Global Select Market, on any other existing trading market for shares of our common stock or to or through a market maker. Any agent involved in the offer or sale of our securities will be named in a prospectus supplement.

If a dealer is utilized in the sale of the securities being offered by this prospectus, our securities will be sold to the dealer, as principal. The dealer may then resell the securities to the public at varying prices to be determined by the dealer at the time of resale.

If an underwriter is utilized in the sale of the securities being offered by this prospectus, an underwriting agreement will be executed with the underwriter at the time of sale and we will provide the name of any underwriter in the prospectus supplement that the underwriter will use to make resales of the securities to the public. In connection with the sale of the securities, we, any selling stockholders or the purchasers of our securities for whom the underwriter may act as agent may compensate the underwriter in the form of underwriting discounts or commissions. The underwriter may sell our securities to or through dealers, and the underwriter may compensate those dealers in the form of discounts, concessions or commissions.

The applicable prospectus supplement will provide any compensation paid to underwriters, dealers or agents in connection with the offering of our securities and any discounts, concessions or commissions allowed by underwriters to participating dealers. In compliance with guidelines of the Financial Industry Regulatory Authority, or FINRA, the maximum consideration or discount to be received by any FINRA member or independent broker dealer may not exceed 8% of the aggregate amount of the securities offered pursuant to this prospectus and any applicable prospectus supplement. Underwriters, dealers and agents participating in the distribution of our securities may be deemed to be underwriters within the meaning of the Securities Act, and any discounts and commissions received by them and any profit realized by them on resale of our securities may be deemed to be underwriting discounts and commissions. Agreements to indemnify underwriters, dealers and agents against civil liabilities, including liabilities under the Securities Act, or to contribute to payments they may be required to make in respect thereof may be entered into. In the event that an offering made pursuant to this prospectus is subject to FINRA Rule 5121, the prospectus supplement will comply with the prominent disclosure provisions of that rule.

Our securities may or may not be listed on a national securities exchange. To facilitate the offering of our securities, certain persons participating in the offering may engage in transactions that stabilize, maintain or otherwise affect the price of securities. This may include over-allotments or short sales of our securities, which involves the sale by persons participating in the offering of more the securities than were sold to them. In these circumstances, these persons would cover such over-allotments or short positions by making purchases in the open market or by exercising their over-allotment option. In addition, these persons may stabilize or maintain the price of our securities by bidding for or purchasing our securities in the open market or by imposing penalty bids, whereby selling concessions allowed to dealers participating in the offering may be reclaimed if our securities sold by them are repurchased in connection with stabilization transactions. The effect of these transactions may be to stabilize or maintain the market price of our securities at a level above that which might otherwise prevail in the open market. These transactions may be discontinued at any time.

Underwriters, dealers or agents may be authorized to solicit offers by certain purchasers to purchase our securities at the public offering price set forth in the applicable prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. The contracts will be subject only to those conditions set forth in the prospectus supplement, and the prospectus supplement will set forth any commissions paid for solicitation of these contracts.

Derivative transactions may be entered into with third parties, or securities not covered by this prospectus may be sold to third parties in privately negotiated transactions. If the applicable prospectus supplement so indicates, in connection with any derivative transaction, the third parties may sell our securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by us or borrowed from us or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from us in settlement of those derivatives to close out any related open borrowings. The third party in such sale transactions will be an underwriter and will be identified in the applicable prospectus supplement or a post-effective amendment to the registration statement of which this prospectus is a part. In addition, our securities may be otherwise loaned or pledged to a financial institution or other third party that in turn may sell our securities short using this prospectus. Such financial institution or other third party may transfer its economic short position to investors in our securities or in connection with a concurrent offering of other securities.

The underwriters, dealers and agents may engage in transactions with us or any selling stockholders, or perform services for us or any selling stockholders, in the ordinary course of business.

LEGAL MATTERS

The validity of our securities offered by this prospectus will be passed upon for us by Willkie Farr & Gallagher LLP, New York, New York. If the validity of any securities is also passed upon by counsel for the underwriters of an offering of those securities, that counsel will be named in the prospectus supplement relating to that offering.

EXPERTS

The consolidated financial statements of Clovis Oncology, Inc. appearing in Clovis Oncology, Inc.’s Annual Report (Form 10-K) for the year ended December 31, 2017, and the effectiveness of Clovis Oncology, Inc.’s internal control over financial reporting as of December 31, 2017, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such financial statements are, and audited financial statements to be included in subsequently filed documents will be, incorporated herein in reliance upon the reports of Ernst & Young LLP pertaining to such financial statements and the effectiveness of our internal control over financial reporting as of the respective dates (to the extent covered by consents filed with the Securities and Exchange Commission) given on the authority of such firm as experts in accounting and auditing.

1,837,898 shares

Common Stock

Prospectus Supplement

Book-Running Managers

J.P. Morgan	BofA Merrill Lynch

April 16, 2018